Exhibit 10.1

ARIZONA FAB LLC

A Delaware Limited Liability Company

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

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Dated as of November 22, 2022

THE UNITS AND OTHER INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

i

Exhibits

Exhibit A	Definitions

Schedules

Schedule 2.1	Members of the Company
Schedule 6.1	Board
Schedule 6.4	Certain Approval Rights
Schedule 10.4	Certain Transfer Restrictions
Schedule 12.2(a)(i)	Unlevered Call Price
Schedule 12.2(a)(ii)	Maximum Fixed Amount

v

Schedule 14.1	Business Opportunities
Schedule EI to Exhibit A	Economic Incentives
Schedule EP to Exhibit A	Enumerated Payments
Schedule IC to Exhibit A	Intel Competitor
Schedule SA to Exhibit A	Specified Award Call Amount
Schedule SD to Exhibit A	Special Distribution Amount

ARIZONA FAB LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of Arizona Fab LLC, a Delaware limited liability company (the “Company”), dated as of November 22, 2022, is by and among the Company, the Intel Member, the Brookfield Member and the Persons, if any, who from time to time become party hereto by executing a counterpart signature page hereof in accordance with the terms of this Agreement (collectively, the “Members”).

RECITALS

WHEREAS, the Company was formed as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by the filing of a Certificate of Formation for the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on August 8, 2022;

WHEREAS, pursuant to the terms of that certain Purchase and Contribution Agreement, dated as of August 22, 2022, by and among the Company, the Brookfield Member and the Intel Member (the “Contribution Agreement”), the Intel Member and its Subsidiaries contributed or caused to be contributed certain assets, and the Brookfield Member contributed cash into the Construction Account, in each case, in exchange for Units (as defined herein) of the Company such that, as of the date hereof, the Intel Member owns 51% of the Units and the Brookfield Member owns 49% of the Units (such amounts with respect to each of the Intel Member and the Brookfield Member, the “Original Pro Rata Share”);

WHEREAS, (a) it is contemplated that, following the Closing, Intel will contribute, immediately following the Contribution Time on the Closing Date, all of the Intel Units to Intel HoldCo and, in connection therewith, the Intel Parent Guaranty (for the benefit of the Company) previously delivered to the Brookfield Member shall become effective and (b) as of the Intel HoldCo Contribution Time, as a result of the Intel HoldCo Contribution, Intel HoldCo will own all of the Intel Units and will become a Member of the Company, and Intel will cease to be a Member of the Company (as each such term is defined in the Contribution Agreement);

WHEREAS, the Members and the Company are entering into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company and certain other matters described herein; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Contribution Agreement that the parties hereto enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

AGREEMENT

ARTICLE 1

FORMATION AND PURPOSE

Section 1.1 Formation. The Company was formed as of August 8, 2022 as a limited liability company in accordance with the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to this Agreement and, to the extent required by the Act, by the Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 1.2 Name. The name of the Company is Arizona Fab LLC. The business of the Company may be conducted under that name or, subject to compliance with Schedule 6.4 and applicable Laws, any other name that the Board deems appropriate. The Board will file, or will cause to be filed, any fictitious name certificates, and any amendments thereto, that the Board considers appropriate.

Section 1.3 Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act will initially be the office and the agent so designated on the Certificate of Formation. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the determination of the Board.

Section 1.4 Term. The term of the Company will continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity will continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 1.5 Purpose. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, constructing, commissioning, owning, operating, managing and maintaining the Arizona Fab, and engaging in any and all activities necessary, advisable or incidental thereto. The Company shall have all powers permitted under applicable Laws to do any and all things deemed by the Board to be necessary or desirable in furtherance of the purposes of the Company.

Section 1.6 Powers. The Company will possess and may exercise all of the powers and privileges granted by the Act or by any other Law together with such powers and privileges as are necessary, advisable, or incidental to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 1.7 Certificate. The filing of the Certificate of Formation is hereby ratified and confirmed and the Person filing such Certificate of Formation is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate of Formation, and such Persons as may be designated from time to time by the Board are hereby designated as authorized persons within the meaning of the Act to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8 Principal Office. The principal executive office of the Company will be located at such place as the Board will establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

Section 1.9 Amendment and Restatement. This Agreement amends and restates in its entirety the Limited Liability Company Agreement of the Company dated as of August 8, 2022.

ARTICLE 2

MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

Section 2.1 Members. Schedule 2.1 shall contain (a) a current list of Members, (b) the total amount of Capital Contributions (whether in cash or in-kind) made by, or deemed to be made by, each Member, (c) the Fair Value of any in-kind property contributed to the Company, (d) the number of Units held by each Member and (e) the commitment to make Capital Contributions (delineated between cash and then-known in-kind) of each Member set forth in the Project Execution Plan (as applicable to each Member, its “Budgeted Capital Commitment”). Schedule 2.1 reflects, as of the date hereof, (i) the Capital Contributions made (or deemed made) by the Members on or prior to the date hereof in accordance with the Contribution Agreement and (ii) the remaining unfunded Budgeted Capital Commitments of the Members. A Member may make Additional Capital Contributions at any time with the written consent of the Board and in compliance with Section 2.6. To the extent that a Member makes any approved Additional Capital Contribution to the Company (whether in cash or in-kind), the Board shall revise Schedule 2.1 to reflect such Capital Contribution (including an increase in the total Capital Contributions of the contributing Member equal to the Fair Value of such Additional Capital Contribution, an update to the Fair Value of in-kind property, if applicable, and a decrease in the remaining unfunded Budgeted Capital Commitment of such Member).

Section 2.2 Units. The interests of the Members in the Company will be divided into one class of units referred to as the “Units”. Each Unit will represent an ownership interest in the Company, will be designated as a Unit of the Company and will be entitled to the Distributions provided for in Article 4. Fractional Units are hereby expressly permitted.

Section 2.3 Specific Limitations. No Member will have the right or power to: (a) withdraw or reduce its Capital Contribution except as provided by the Act or in this Agreement, (b) make voluntary Capital Contributions, except as permitted by the Board in accordance with the terms of this Agreement, (c) contribute any property to the Company other than cash, except as otherwise permitted by the Board (including the EPC Work-in-Progress and the Lease Agreement) or as otherwise set forth in the Contribution Agreement (including those in-kind contributions made by, or deemed to be made by, the Intel Member as of the date hereof) and valued at Fair Value, (d) bring an action for partition against the Company or any Company assets, (e) except as set forth in this Agreement or as required by the Act, cause the winding up and dissolution of the Company, (f) require that property other than cash be distributed upon any Distribution or (g) notwithstanding the last sentence of Section 18-402 of the Act, bind the Company acting as a single Member.

Section 2.4 Additional Units. Other than in accordance with Section 2.6(d) and Section 6.4, but without limiting Article 10, the Board shall not issue any additional Units in the Company. Promptly following the issuance of any additional Units, the Board shall cause the books and records of the Company to reflect the number of Units issued, the Members holding such Units and the kind and Fair Value of any Capital Contribution on account thereof. Upon the execution of this Agreement or counterpart of this Agreement and any other documents or instruments required by the Board in connection therewith and compliance with the provisions of this Agreement, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company and the Board shall amend Schedule 2.1 to reflect any such admittance, contribution and issuance. Notwithstanding anything to the contrary in this Agreement, in no event shall the Intel Member own or otherwise be entitled to less than 51% of the outstanding Units at any time without the Intel Member’s prior written consent.

Section 2.5 Capital Contributions. Each Member’s Capital Contribution, whether in cash or in-kind, shall be made in accordance with this Section 2.5 and Section 2.6. Other than in accordance with Section 2.6(d) and Section 6.4, no additional Units shall be issued in connection with any Capital Contribution made by a Member in respect of its Budgeted Capital Contributions or Unbudgeted Capital Contributions (including any Additional Brookfield Contributions). Any in-kind Capital Contributions shall be effected by a written assignment or such other documents as the Board shall direct. Subject to the terms and conditions of the applicable assignment or contribution agreement, any Member making an in-kind Capital Contribution agrees from time to time to take such further acts and execute such further documents as the Board may reasonably request to perfect the Company’s interest in such in-kind Capital Contribution. The Members acknowledge that, except as expressly set forth in this Agreement, certain in-kind benefits directly or indirectly contractually provided to the Company by the Intel Member or any Affiliate thereof may be deemed to be Capital Contributions of the Intel Member, valued at Fair Value, notwithstanding the fact that title to or direct ownership of such benefits or in-kind assets may not be transferrable to the Company. The Members further acknowledge that Intel Member’s in-kind contributions to the Company, and certain Company assets, shall be structured in a manner intended to facilitate the development, ownership and operation by Intel and its Affiliates of additional properties in the vicinity of the Arizona Fab; provided, that no such structuring shall impair, limit, restrict or prohibit the Company or any Subsidiary thereof in any manner that is material and adverse to the operation of its business in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, any in-kind Capital Contribution that would have the effect of causing the Company or any Subsidiary thereof to take any of the actions set forth on Schedule 6.4 shall require the approval of a majority of the Board (whether acting at a meeting or by written consent), which majority must include at least one Brookfield Manager.

Section 2.6 Additional Capital Contributions.

(a) Generally. In addition to the initial Capital Contributions of each Member, each Member shall make Additional Capital Contributions from time to time as set forth in a Capital Call made in accordance with this Section 2.6. In the case of the Brookfield Member, all Additional Capital Contributions shall be funded in cash. In the case of the Intel Member, Capital Contributions and Additional Capital Contributions may be funded in cash or as in-kind contributions (valued at such in-kind contribution’s Fair Value) in accordance with Section 2.5; provided, that no in-kind Capital Contribution by the Intel Member shall be deemed to reduce Intel Member’s remaining unfunded Budgeted Capital Commitment below the amount required to be funded by the Intel Member hereunder in respect of remaining payments due under the EPC Contract. Upon the Board determining to make a capital call for Additional Capital Contributions in accordance with this Section 2.6 (a “Capital Call”), the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions and whether such Additional Capital Contributions (or any portion thereof) constitute (A) a Budgeted Capital Contribution (including a notification of the Board’s election to deem such Additional Capital Contribution a Budgeted Capital Contribution in accordance with Section 2.6(e)(ii)), together with a reasonably detailed description of the amount of any Excess Payment Credits that result in such Additional Capital Contribution being deemed a Budgeted Capital Contribution or (B) an Unbudgeted Capital Contribution, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s share of such aggregate amount of Additional Capital Contributions as determined in accordance with this Section 2.6, (iv) if applicable, in the case of the Intel Member, the form of property (e.g., cash, assets, land or other rights) that may be contributed by the Intel Member to fund its portion of such Additional Capital Contributions and the Fair Value of any property other than cash that may be contributed by the Intel Member in connection therewith, (v) the date, which date shall not be less than ten (10) Business Days from the date that such notice is given, on which such Additional Capital Contributions shall be required to be made by the Members and (vi) the Transfer Balance of such Member.

(b) Scheduled Construction Contributions. The Board may issue Capital Calls from time to time to the Members requesting that such Members make Additional Capital Contributions (i) in such amounts and on or after the contemplated contribution date as set forth in the Project Execution Plan, which, in the aggregate, shall not exceed $28,982,302,000, or (ii) as otherwise approved unanimously by the Members (each, a “Scheduled Construction Contribution”); provided that in no event shall a Capital Call issued for a Scheduled Construction Contribution pursuant to clause (i) request an Additional Capital Contribution to be made on any day following the Longstop Date. Each Member shall be obligated to fund its Original Pro Rata Share of any Additional Capital Contributions set forth in a Capital Call issued in accordance with Section 2.6(a) and this Section 2.6(b). For the avoidance of doubt, (A) amounts contributed by the Brookfield Member on the date hereof pursuant to the Contribution Agreement shall be deemed Scheduled Construction Contributions made in accordance with the Project Execution Plan, (B) the amount that is (1) the aggregate amount of Scheduled Construction Contributions called by the Board pursuant to this Section 2.6(b) plus (2) without duplication, the amount contributed by the Brookfield Member on the date hereof pursuant to the Contribution Agreement, shall not, at the time such Scheduled Construction Contribution is required to be funded pursuant to the applicable Capital Call, exceed the aggregate amount set forth for such date in the Project Execution Plan unless unanimously approved by the Members and (C) the remaining unfunded Budgeted Capital Commitments of each Member will be reduced dollar-for-dollar for all Scheduled Construction Contributions actually made (including those made on the date hereof in accordance with the Contribution Agreement or made on or after the date hereof pursuant to a Transfer Election).

(c) Overrun Contributions. The Board shall issue a Capital Call requesting the Brookfield Member to make an Additional Capital Contribution equal to the Overrun Commitments on or after the date contemplated by the Project Execution Plan (the “Overrun Contribution” and, together with the Scheduled Construction Contributions, the “Budgeted Capital Contributions”); provided, that in no event shall a Capital Call issued for the Overrun Contribution request such contribution to be made on any day following the Longstop Date. The Brookfield Member shall be obligated to fund 100% of any Overrun Contribution set forth in a Capital Call issued in accordance with Section 2.6(a) and this Section 2.6(c). For the avoidance of doubt, (i) no Additional Capital Contribution will be required from the Intel Member pursuant to the Capital Call issued for the Overrun Contribution and (ii) the remaining unfunded Budgeted Capital Commitments of the Brookfield Member will be reduced for all Overrun Contributions made by the Brookfield Member.

(d) Brookfield Member Default. If the Brookfield Member shall fail to timely make (or, if earlier, as of the date that the Brookfield Member notifies the Company or Intel Member in writing that it will not make) all or any portion of any Budgeted Capital Contribution as contemplated by a Capital Call issued in accordance with Section 2.6(b), Section 2.6(c) or Section 2.6(e), in each case, which the Brookfield Member is required to make pursuant to Section 2.6(b), Section 2.6(c) or Section 2.6(e), as applicable, then the Intel Member shall be entitled, but not obligated, to, without limitation of any other rights or remedies that may be available:

(i) institute proceedings against the Brookfield Member, either in the Intel Member’s own name or on behalf of the Company, to obtain payment of such Scheduled Construction Contributions or Overrun Contributions, as applicable, to the extent that the Brookfield Member fails to contribute all or any portion of such Scheduled Construction Contributions or Overrun Contributions (such amount not contributed, the “Unfunded Amount”), together with interest thereon at the rate of 10% per annum from the date that such Scheduled Construction Contributions or Overrun Contributions, as applicable, were due in accordance with the applicable Capital Call and this Section 2.6 until the date that an Additional Capital Contribution in respect thereof is made, at the cost and expense of the Brookfield Member;

(ii) following written notice by the Company to the Brookfield Member (with the Intel Member in copy) notifying the Brookfield Member of its failure to fund all or any amount due from the Brookfield Member in connection with such Capital Call and the terms of Section 2.6(b), Section 2.6(c) or Section 2.6(e), as applicable, and the Brookfield Member’s failing to cure such breach within sixty (60) calendar days of such notice by funding the Unfunded Amount, make an Additional Capital Contribution on behalf of the Brookfield Member up to the Unfunded Amount (a “Cram-Down Contribution”). At the time of any Cram-Down Contribution, (A) the Company shall issue to the Intel Member a number of additional Units (the “Cram-Down Units”) equal to (1) the

Adjusted Intel Units minus (2) the number of Units held by the Intel Member immediately prior to such Cram-Down Contribution and (B) the Board shall revise Schedule 2.1 to reflect the issuance of such Cram-Down Units by the Company to the Intel Member and the increase in the Capital Contributions of the Intel Member (and the corresponding decrease, on a dollar-for-dollar basis, of the Budgeted Capital Commitment of the Brookfield Member); or

(iii) following written notice by the Intel Member to the Brookfield Member and the Brookfield Member’s failing to cure within sixty (60) calendar days of such notice, exercise the Intel Call Right as a Brookfield Default Call pursuant to Section 12.7.

(e) Unbudgeted Capital Contributions. In the event the Company has any Company Net Liabilities that are not otherwise paid or to be paid with Extraordinary Proceeds received by the Company before such Company Net Liabilities become due and payable prior to the O&M Agreement Initial Term Date, or to the extent that the Board determines that any Capital Contribution is necessary or advisable, in each case, other than with respect to costs included in the Project Execution Plan (collectively, “Unbudgeted Costs”), the Board shall issue (and the Intel Member shall cause the Intel Manager to approve) a Capital Call for such Unbudgeted Costs (an “Unbudgeted Capital Call”); provided, that (x) the Brookfield Member shall not be required to fund any Unbudgeted Costs unless (A) it so elects pursuant to Section 2.6(e)(i) or (B) it is required to fund in accordance with Section 2.6(e)(ii) (any such amount funded by the Brookfield Member pursuant to clause (A) or (B), the “Additional Brookfield Contribution”) and (y) the Intel Member shall be required to fund all of any such Unbudgeted Capital Call, other than the Additional Brookfield Contribution (such amounts contributed by the Intel Member, “Unbudgeted Capital Contributions”); provided, further, that with respect to any Company Net Liability that is not otherwise paid or to be paid with Extraordinary Proceeds received by the Company before such Company Net Liabilities become due and payable, the Intel Member shall fund the Unbudgeted Capital Contributions in respect thereof prior to or as of the date on which such Company Net Liability becomes due and payable.

(i) Except as otherwise provided in Section 2.6(e)(ii), the Brookfield Member shall be entitled, but not required, to elect to fund up to its Pro Rata Share of any Unbudgeted Costs set forth in an Unbudgeted Capital Call by delivering written notice to the Company of such election (including the amount to be funded by the Brookfield Member) no later than five (5) Business Days following the Brookfield Member’s receipt of such Unbudgeted Capital Call; provided, that if the Brookfield Member does not deliver any such written notice in the timeframe provided, then the Brookfield Member shall be deemed to have waived its rights to fund any portion of such Unbudgeted Capital Call.

(ii) If, at the time the Board issues an Unbudgeted Capital Call for any Unbudgeted Costs, there exist Excess Payment Credits under the O&M Agreement, then at the written election of the Intel Managers set forth in the applicable Capital Call, a portion of the Unbudgeted Costs in an amount equal to such Excess Payment Credits shall be deemed a Budgeted Capital Contribution (the “Deemed Budgeted Contribution”), and each Member shall be obligated to fund its Pro Rata Share of any Deemed Budgeted Contribution as set forth in the applicable Capital Call issued in accordance with Section 2.6(a) and this Section 2.6(e)(ii).

Notwithstanding anything to the contrary herein, any Additional Brookfield Contribution or Deemed Budgeted Contribution made pursuant to this Section 2.6(e) shall not reduce the Budgeted Capital Commitment of the Brookfield Member.

Section 2.7 Certification. In the event that certificates representing Units in the Company are issued, such certificates will bear the following legend:

“THE UNITS OR OTHER INTERESTS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF NOVEMBER 22, 2022, AS IT MAY BE AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN MEMBERS. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

Section 2.8 Intellectual Property.

(a) Any right, title and interest in and to any Intellectual Property developed, created, conceived or reduced to practice by or on behalf of the Company, and for which ownership is not otherwise expressly addressed in the EPC Contract, the Administrative Services Agreement, the Wafer Supply Agreement or the O&M Agreement (“Company-Created IP”) shall be solely owned by the Intel Member. To the extent any right, title or interest in or to such Company-Created IP may vest with the Company, the Brookfield Member or any Member other than the Intel Member, each of the Company, Brookfield Member and such other Member hereby irrevocably transfers and assigns to the Intel Member all right, title and interest, and all other incidents of ownership, in and to such Company-Created IP. If the Company, the Brookfield Member or any Member other than the Intel Member maintains any rights to the Company-Created IP that cannot be assigned to the Intel Member as a matter of Law, then the Company or such Member, as applicable, hereby grants to the Intel Member an exclusive, irrevocable, perpetual, paid-up, royalty free, transferable, sublicensable (through multiple tiers), worldwide license with respect to any such rights, for any and all purposes and through any and all means, now known or hereafter created or discovered, without restriction or obligation. (including no obligation to account). In addition to the foregoing, for clarity, none of the Company, the Brookfield Member or any Member other than the Intel Member (or their respective Representatives) shall have any right, title or interest in or to any Company-Created IP, without limiting the Intel Member’s (or its Affiliate’s) contractual obligations pursuant to the EPC Contract or the O&M Agreement.

(b) Notwithstanding anything in this Agreement to the contrary (and without limiting the Members’ inspection rights regarding books of account and records under Section 8.4 of this Agreement), no Intellectual Property owned by, purported to be owned by, or licensed to the Intel Member or its Affiliates or subcontractors, including with respect to any Company-Created IP (collectively, “Intel IP”), will be disclosed, provided, transferred, or licensed to, or accessed by, the Company or any Member (other than the Intel Member), and neither the Company nor any Member (other than the Intel Member) is acquiring or receiving any right, title or interest therein or thereto. In addition to the foregoing, no Intel IP (nor any right, title or interest therein) may be encumbered by the Company or any Member, and will in all circumstances remain the sole and exclusive property of the Intel Member or its applicable Affiliate.

(c) For clarity, notwithstanding anything in this Agreement to the contrary, no license, immunity, release, interest, authorization, or other right, title or interest is granted or otherwise conveyed under this Agreement, whether directly, by implication, estoppel or otherwise, by the Intel Member or any of its Affiliates or any subcontractor, nor is any of the foregoing acquired by the Company or any Member (other than the Intel Member). Nothing contained in this Agreement shall be construed as a warranty or representation by the Intel Member (or any of its Affiliates or subcontractors) regarding Intellectual Property, including as to the validity, enforceability, quality, scope, or sufficiency of any Intellectual Property, and all warranties and representations, express, implied or otherwise, are hereby disclaimed. The Intel Member shall have no obligation hereunder to prosecute, maintain, defend, enforce or otherwise assert any Intellectual Property, all of which will be controlled by the Intel Member in its sole and absolute discretion.

(d) The Members acknowledge that Intellectual Property is valuable and unique, and that damages would be an inadequate remedy for breach of this Section 2.8 and the obligations of the Brookfield Member or any Member other than the Intel Member under this Section 2.8 are specifically enforceable. Accordingly, the Intel Member shall be entitled to seek equitable relief solely to cause the Brookfield Member or any Member other than the Intel Member to take action, or refrain from taking action, pursuant to this Section 2.8. Any such relief shall be in addition to, and not in lieu of, monetary damages or other rights and remedies that may be available to the Intel Member at Law or in equity, subject to Section 5.1.

ARTICLE 3

CAPITAL ACCOUNTS

Section 3.1 Capital Accounts. A separate account (each, a “Capital Account”) shall be established and maintained for each Member which:

(a) shall be increased by (i) the amount of any Capital Contribution (including, for clarity, any Cram-Down Contributions or Unbudgeted Capital Contributions but excluding any deemed Capital Contribution due to (A) a Transfer Election or (B) a transfer from the Incentive Account to the Construction Account) by such Member to the Company; (ii) such Member’s share of the Net Profit (or, to the extent provided under Section 4.5(b), items thereof) of the Company determined in accordance with Section 4.5(b); (iii) any other increases required by the Code and the Treasury Regulations; and (iv) in the case of the Intel Member, to the extent not otherwise provided pursuant to clause (ii) above, the amount of any Economic Incentives funded in cash to the Incentive Account; and

(b) shall be reduced by (i) the amount of any Distribution to such Member; (ii) proceeds distributed upon redemption of Units by the Company; (iii) such Member’s Pro Rata Share of the Net Loss (or, to the extent provided under Section 4.5(b), items thereof) of the Company determined in accordance with Section 4.5(b); and (iv) any other decreases required by the Code and the Treasury Regulations.

In determining the amount of any liability as provided by the Code and the Treasury Regulations for purposes of sub-clauses (a)(i) and (b)(i) above, there shall be taken into account Section 752 of the Code and any other applicable provisions of the Code and the Treasury Regulations thereunder. It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder and that this Agreement be interpreted consistently therewith, and the Partnership Representative may adjust the provisions herein to reflect such intention.

Section 3.2 Revaluations of Assets and Capital Account Adjustments. Immediately preceding the issuance of additional Units in exchange for cash, other property, or services to a Member, upon the redemption of the Unit of a Member or the liquidation of the Company, the Board shall (subject to Section 6.4) cause the Company, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), to adjust the then prevailing Asset Values of the Company to equal their respective gross Fair Value, and any increase in the net equity value of the Company (Asset Values less Liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 4.5(b) (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 4.5(b)); provided, however, any adjustments made pursuant to this Section 3.2 shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. Notwithstanding the foregoing, it is the intention of the Members that the Company shall (without any action by the Board) adjust Asset Values in accordance with the foregoing sentence in connection with any deemed or actual contributions or distributions relating to any Economic Incentives and upon the liquidation of the Company. Accordingly, as of any time Asset Values are adjusted pursuant to this Section 3.2, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net equity value of the Company as of such date.

Section 3.3 Additional Capital Account Provisions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. Other than with respect to Priority Distributions, no interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor, and shall be treated as having made any Capital Contributions, and received any Distributions, made or received with respect to such transferred Units while such Units were held by the transferor. Units held by a Member may not be transferred independently of the membership interest in the Company to which the Units relate.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

Section 4.1 Separate Accounts and Distributions.

(a) Construction Account. Solely until all amounts required to be paid under the EPC Contract are paid, the Company shall maintain a construction account (the “Construction Account”) separate from each of the Operating Account, the Incentive Account and the Extraordinary Proceeds Account. The Construction Account shall be funded with all cash contributed by the Brookfield Member and Intel Member on the date hereof pursuant to the Contribution Agreement, all Budgeted Capital Contributions and all other Capital Contributions made to the Company by the Members pursuant to a Capital Call for the purpose of making payments or satisfying obligations under the EPC Contract, including if applicable (i) amounts transferred into the Construction Account from the Incentive Account at the instruction of the Intel Member pursuant to Section 4.1(d) and (ii) amounts transferred in connection with a Transfer Election pursuant to Section 4.1(c)(i). Until the O&M Agreement Initial Term Date, the Company shall make withdrawals and transfers from the Construction Account only in accordance with the Project Execution Plan, as directed by the Intel Member; provided, that the proceeds of any Budgeted Capital Contributions shall be used solely for purposes of constructing the Arizona Fab and any other activities incidental to such construction; provided, however, that the proceeds of any Unbudgeted Capital Contributions or Additional Brookfield Contribution shall be used for any purpose set forth in the Unbudgeted Capital Call issued in connection therewith or such other matters as reasonably directed by the Intel Member.

(b) Operating Account. At all times, the Company shall maintain an operating account (the “Operating Account”), separate from each of the Construction Account, the Incentive Account and the Extraordinary Proceeds Account. The Operating Account shall be funded with: (x) revenue received pursuant to the Wafer Supply Agreement (including the receipt of any Wafer Price Adjustment payable to the Company thereunder), (y) Enumerated Payments, and (z) all other cash and cash equivalents received by the Company and its controlled Subsidiaries under any Main Project Agreement (including Operator True-Up Payments but excluding damages (other than Enumerated Payments) and indemnification payments). Except as specifically set forth herein and subject to Section 4.3, the Company, at the direction of the Intel Member, shall make transfers from the Operating Account as follows:

(i) prior to the O&M Agreement Initial Term Date and subject to Section 4.1(f), all transfers from the Operating Account shall be made in the following order of priority and for the following purposes:

1. first, to pay before the same become due and payable under the applicable Main Project Agreement:

(A) Reimbursable Expenses;

(B) Quarterly Services Fees;

(C) Pre-Completion Production Costs; and

(D) Quarterly True-Up Payments.

2. second, prior to the Longstop Date, in accordance with a Transfer Election; and

3. third, subject to Section 4.1(e), to pay a Distribution to the Members in accordance with Section 4.1(h); and

(ii) on and after the O&M Agreement Initial Term Date, all transfers from the Operating Account shall be made in the following order of priority and for the following purposes from time to time:

1. first, to pay amounts due and payable by the Company;

2. second, and until the Intel Member receives Distributions pursuant to this clause in an amount that results in a 9.4% IRR to the Intel Member in respect of all Unbudgeted Capital Contributions funded by the Intel Member pursuant to Section 2.6(e), to pay a Distribution to the Intel Member (“Priority Distribution”);

3. third, and until the Intel Member receives Distributions pursuant to this clause in an amount equal to the aggregate payments made to the Brookfield Member in respect of the Special Distribution Amount pursuant to Section 4.1(h), to pay a Distribution to the Intel Member; and

4. fourth, subject to Section 4.1(e), to pay a Distribution to the Members in accordance with Section 4.1(h).

It is understood and agreed that all Enumerated Payments shall be deposited into the Operating Account.

(c) Transfer Elections; Offset Elections.

(i) Within ten (10) calendar days prior to each Quarterly Date that occurs on or prior to the Longstop Date, the Board shall (A) calculate Available Cash, if any, in the Operating Account that may be distributed in accordance with Section 4.1(h) on such Quarterly Date (such amount, with respect to each Member as of such time, such Member’s “Transfer Balance”) and (B) deliver to each Member written notice of the amount of Available Cash so determined in the foregoing clause (A) (a “Transfer Election Notice”). Upon receipt of any Transfer Election Notice, each Member may elect, exercisable upon written notice to the Board at any time during the ten (10) day period immediately prior to the Quarterly Date, to direct that the cash to which such Member would be entitled pursuant to Section 4.1(h) be transferred, effective as of the Quarterly Date and in lieu of a Distribution of Available Cash to such Member, from the Operating Account to the Construction Account in lieu of any Budgeted Capital Contributions that are contemplated by the Project Execution Plan to be required during the three (3) calendar months following the relevant Quarterly Date and for which such Member is or would be responsible if called pursuant to a Capital Call (a “Transfer Election”). Any notice delivered by a Member in connection with its Transfer Election shall specify whether the Additional Capital Contribution is a Budgeted Capital Contribution or an Unbudgeted Capital Contribution and the amount thereof. In connection with any Transfer Election, for purposes of Section 2.6, the applicable Member shall be deemed to have contributed cash equal to the amount transferred from the Operating Account to the Construction Account in respect of such Transfer Election.

(ii) At the written election of the Intel Member delivered to the Board, the Excess Contribution Amount, if any, may be applied (without duplication) towards any Capital Call for Budgeted Capital Contributions identified in such written election and shall reduce, on a dollar for dollar basis, the amount the Intel Member is required to contribute in connection with any such Capital Call (any such reduction, an “Offset Credit”).

(d) Incentive Account. At all times, the Company shall maintain a segregated account (the “Incentive Account”), separate from each of the Construction Account, the Operating Account and the Extraordinary Proceeds Account. The Incentive Account shall be funded with any Economic Incentives received by the Company in cash. Notwithstanding anything to the contrary herein, in no event shall any funds in the Incentive Account constitute Available Cash or, to the extent permitted by applicable Law, be otherwise available to satisfy Company obligations unless otherwise agreed to by the Intel Member. Upon written notice of election at any time by the Intel Member, the Company shall transfer or distribute all or any portion of such amounts held in the Incentive Account (as directed by, and for the benefit of, the Intel Member) to (i) the Construction Account in lieu of the Intel Member making a Capital Contribution pursuant to a Capital Call (and, in such case, all such amounts so transferred shall be deemed contributed in satisfaction of the applicable Capital Call by the Intel Member or otherwise credited to the Intel Member against future Capital Calls), (ii) to the Extraordinary Proceeds Account for such purposes as determined by the Intel Member, or (iii) the Intel Member in a special distribution, which for clarity shall not be pro rata to all Members, solely to the extent not prohibited by the terms of such Economic Incentives.

(e) Investor Liability. In the event of any Investor Liability, the Company shall promptly notify the Brookfield Member in writing of the amount of such Investor Liability, including a reasonably detailed basis for asserting a liability is an Investor Liability and a reasonably detailed calculation of the amount thereof (an “Investor Liability Notice”). If the Brookfield Member fails to dispute any such Investor Liability within ten (10) Business Days of receiving the Investor Liability Notice, then the determination of the Investor Liability shall be final and binding. If the Brookfield Member disputes any such Investor Liability, it shall deliver a written notice of such dispute to the Company (each, a “Dispute Notice”), with the Intel Member in copy, within ten (10) Business Days of the Brookfield Member’s receipt of the Investor Liability Notice, and the Company and the Brookfield Member shall cooperate in good faith to resolve any such dispute, including mutual agreement on the amount of such Investor Liability, within ten (10) Business Days of the Company’s receipt of the Dispute Notice. If (i) the Brookfield Member does not deliver a Dispute Notice during the ten (10) Business Day period following the Brookfield Member’s receipt of the Investor Liability Notice or (ii) the Brookfield Member delivers as Dispute Notice during the ten (10) Business Day period following the Brookfield Member’s receipt of the Investor Liability Notice and such dispute is not resolved and settled by the tenth (10th) Business Day following the Company’s receipt of the Dispute Notice (the occurrence of the event described in clause (i) or (ii), the “Investor Liability Trigger”), the Brookfield Member shall promptly pay to the Company (which in no event shall be more than fifteen (15) Business Days after the occurrence of the Investor Liability Trigger) an amount equal to the Investor Liability. If the Brookfield Member fails to pay the Investor Liability when due, then the amount of Available Cash (or such lesser amount equal to the Investor Liability if the Investor Liability is for a lesser amount) that would have otherwise been allocated and distributed to the Brookfield Member in accordance with Section 4.1(h) on each subsequent Quarterly Date (after giving effect to any adjustment pursuant to Section 4.1(c)(i)) shall instead be retained by the Company in satisfaction of such Investor Liability until such Investor Liability is paid in full; provided, that if the Investor Liability exceeds the amount of Available Cash to be retained in accordance with this Section 4.1(e), then the Brookfield Member shall continue to be liable to the Company for the unpaid portion of the Investor Liability. Any amounts actually or deemed to be contributed by the Brookfield Member pursuant to this Section 4.1(e) shall be “Investor Liability Contributions.” For the avoidance of doubt, if the Brookfield Member and the Company do not agree on the existence or amount of an Investor Liability, the amount of the Investor Liability set forth in the Investor Liability Notice shall not be final and binding, and the Brookfield Member may seek remedies in accordance with Section 19.5, including relief from its requirement to fund any portion of liability set forth in the Investor Liability Notice that does not constitute an Investor Liability.

(f) Extraordinary Proceeds Account. At all times prior to the O&M Agreement Initial Term Date, the Company shall maintain a segregated account (the “Extraordinary Proceeds Account”), separate from each of the Construction Account, the Operating Account and the Incentive Account. The Extraordinary Proceeds Account shall be funded with any Extraordinary Proceeds. The Company shall use amounts held in the Extraordinary Proceeds Account to fund costs of the Company (including Company Net Liabilities), other than those costs and expenditures set forth in the Project Execution Plan; provided, that damages (other than Enumerated Payments) and indemnification payments under the Main Project Agreements received by the Company shall be first used to satisfy the Company Net Liabilities with respect to which they were paid, if applicable. Notwithstanding anything to the contrary herein, in no event shall any funds in the Extraordinary Proceeds Account constitute Available Cash.

(g) Transfer of Funds Among Company Accounts. The Intel Member shall be permitted to transfer funds from one Company Account to another Company Account to the extent such funds were originally deposited into such Company Account as a result of clear and manifest error as determined in good faith by the Board; provided that, notwithstanding the foregoing, at any time following the date on which all payments required under the Project Execution Plan have been made, the Intel Member shall be permitted to transfer funds from the Construction Account to the Operating Account.

(h) Quarterly Distributions. Subject to Section 4.1(f), on each Quarterly Date, the Company shall make a Distribution to the Members equal in the aggregate to all Available Cash, allocated among the Members based on the Pro Rata Share of each Member; provided, that any transfer made in connection with a Transfer Election shall be deemed a Distribution of Available Cash to the instructing Member and any amount of Available Cash actually distributed to such Member on the Quarterly Date shall be reduced (without duplication of any prior reductions to Available Cash pursuant to this Section 4.1(h)) dollar for dollar with respect to any such Transfer Election; provided, further, that from and after April 1, 2027, the amount of Available Cash otherwise distributable to the Intel Member pursuant to this Section 4.1(h) shall instead be distributed to the Brookfield Member until such amount distributed to the Brookfield Member pursuant to this proviso equals, in the aggregate, the Special Distribution Amount.

(i) Parent Guaranty. Any amounts paid to the Company by Intel pursuant to the Intel Parent Guaranty for Guaranteed Obligations (as defined in the Intel Parent Guaranty) shall be deposited into the same account into which such proceeds would have been deposited if the Intel Member had made the applicable payment or contribution required by the underlying Guaranteed Obligation. For the avoidance of doubt, all such amounts shall be paid into the Construction Account or the Extraordinary Proceeds Account, as applicable.

Section 4.2 No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Units if such Distribution would violate Section 18-607 of the Act or any other applicable Law.

Section 4.3 Withholding; Tax Indemnity. All amounts withheld pursuant to any U.S. federal, state, local or non-U.S. tax Law with respect to any payment, distribution or allocation to a Member, or which the Company is otherwise obligated to pay to any Governmental Entity because of the status of (or that is otherwise attributable to) a Member of the Company (including any interest, penalties and expenses associated with such payments), shall be treated as amounts distributed to such Member for all purposes of this Agreement. The Partnership Representative shall reasonably determine in good faith the portion of any tax-related liability (including taxes, interest, penalties, and additions thereto) that is attributable to a Member and shall consult in good faith with the Members regarding such determination. The Partnership Representative is authorized to withhold from any payments or distributions to Members, or with respect to allocations to Members, and in each case to pay over to the appropriate U.S. federal, state, local or non-U.S. government any amounts required to be so withheld. The Partnership Representative shall allocate any such amounts to the Members in respect of whose payment, distribution or allocation the tax was withheld and shall treat such amounts as actually distributed to such Members. Each Member further agrees to indemnify the Company in full for any amounts paid pursuant to this Section 4.3 or other amounts paid to any Governmental Entity that is specifically attributable to a Member or a Member’s status as such (or, if applicable, its direct or indirect owner) (including any U.S. federal withholding taxes, state personal property taxes, state unincorporated business taxes or any other taxes and any interest, penalties and expenses associated with such payments), to the extent such amounts are not already withheld from any payment or distribution to such Member, and each Member shall promptly upon notification of an obligation to indemnify the Company pursuant to this Section 4.3 make a cash payment to the Company (or the Board may offset Distributions to which a Member is otherwise entitled under this Agreement) equal to the full amount to be indemnified (and the amount paid shall not be treated as a Capital Contribution) with interest to accrue on any portion of such cash payment not paid in full when requested, calculated at a rate equal to the Prime Plus Rate per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by Law). An indemnifying Member’s obligation to make contributions to indemnify the Company under this Section 4.3 shall survive the transfer, forfeiture or other disposition of the indemnifying Member’s Units and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.3, the Company shall be treated as continuing in existence. Notwithstanding anything in this Agreement to the contrary, to the extent that any determinations by the Partnership Representative under this Section 4.3 could reasonably be expected to have a disproportionate and adverse impact on the Brookfield Member, the Partnership Representative shall not make such determination without the prior written consent of the Brookfield Member (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 4.4 Property Distributions. If any assets of the Company shall be distributed in kind pursuant to this Article 4, such assets shall be distributed to the Members based on the Pro Rata Share of each Member. The amount by which the Fair Value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its Fair Value immediately prior to such Distribution.

Section 4.5 Net Profit or Net Loss.

(a) The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean an amount equal to the Company’s taxable income or loss for U.S. federal income tax purposes for such period determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(i) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this Section 4.5(a) shall be added to such taxable income or loss.

(ii) Any expenses or expenditures of the Company which may neither be deducted nor capitalized for U.S. federal income tax purposes (or are so treated for tax purposes) and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this Section 4.5(a) shall be subtracted from such taxable income or loss.

(iii) Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for U.S. federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for U.S. federal income tax purposes among the Members pursuant to Section 4.7.

(iv) Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for U.S. federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for U.S. federal income tax purposes shall be allocated in accordance with Section 4.7.

(v) If the Company makes an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of a Unit or the distribution of property by the Company, Capital Accounts will be adjusted to the limited extent required by the Treasury Regulations under Section 704 of the Code following such transfer or distribution.

(vi) Any items that are required to be specially allocated pursuant to Section 4.6 shall not be taken into account in determining Net Profit or Net Loss.

(b) After the application of Section 4.6, the Net Profit and Net Loss of the Company for any relevant fiscal period or, to the extent determined by the Partnership Representative (after consultation with the Brookfield Member and considering any reasonable comment of the Brookfield Member in good faith) to be necessary to accomplish the purpose of this Section 4.5(b) and Section 4.6(b), gross items of income, gain, deduction, and loss constituting such Net Profit and Net Loss, shall be allocated to the Capital Accounts of the Members so as to cause, to the extent possible, the capital accounts of the Members as of the end of such fiscal period, as increased by the Members’ shares of “minimum gain” and “partner minimum gain” (as such terms are used in Treasury Regulations Section 1.704-2) not otherwise required to be taken into account in such period, to be equal to the aggregate Distributions that Members would be entitled to receive (assuming all outstanding Units were vested) if all of the assets of the Company were sold for their Asset Values (assuming for this purpose only that the Asset Value of an asset that secures a non-recourse liability for purposes of Treasury Regulations Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulations Section 1.704-2(d)(2)), all liabilities of the Company were repaid from the proceeds of sale and the net remaining proceeds were distributed as of the end of such accounting period in accordance with Section 4.1(b)(ii)(2) through (4) and Section 4.1(d), but, for purposes of (i) Section 4.1(b)(ii)(2) and (3), prior to the O&M Agreement Initial Term Date, disregarding the Intel Member’s entitlement to any amount in excess of the amount of any Unbudgeted Capital Contributions as of such time and (ii) Section 4.1(b)(ii)(4), prior to April 1, 2027, disregarding the Brookfield Member’s entitlement to the Special Distribution Amount.

(c) The allocations made pursuant to this Section 4.5 and Section 4.6 are intended to comply with (i) the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder and, in particular, to reflect the Members’ economic interests in the Company as set forth in Section 4.1 and (ii) the intention that all of the benefits and burdens in respect of Economic Incentives shall be allocated to the Intel Member, and the Board is hereby authorized to reasonably interpret this Section 4.5 and Section 4.6 to the extent necessary to implement such intention in good faith.

Section 4.6 Special Allocations.

(a) Regulatory Allocations. Provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Treasury Regulations under Section 704(b) of the Code (“Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of tax items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred.

(b) Allocations Relating to Economic Incentives. Any items of gross income or loss (including, for the avoidance of doubt, any items with respect to tax-exempt income, any basis reduction, or any loss or tax liability that may arise as a result of recapture or disallowance) arising from or with respect to any Economic Incentives received in cash are to be allocated to the Intel Member, and any items with respect to or resulting from any tax credits arising by way of or with respect to any Economic Incentives (including any recapture or loss of such tax credits or basis reduction attributable to such tax credits) shall be allocated to the Intel Member.

Section 4.7 Tax Allocations.

(a) Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for U.S. federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the Treasury Regulations thereunder.

(b) Revalued Assets. If the Asset Values of any assets of the Company are adjusted pursuant to Section 3.2, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. For the avoidance of doubt, consistent with the intent of the Members, any revaluation gain with respect to any property the basis of which has been reduced as result of or in connection with obtaining any Economic Incentives shall be attributed solely to the Intel Member.

(c) Elections and Limitations. The allocations required by this Section 4.7 are solely for purposes of U.S. federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 4.7 shall be made using the “traditional method” permitted by Treasury Regulations Section 1.704-3(b), unless the Board and the Members jointly and reasonably determine that another method permitted by Treasury Regulations Section 1.704-3 is more appropriate. For the avoidance of doubt, basis will be allocated between Code Section 704(c) layers (if any) in a way that reduces any “ceiling rule” limitations (within the meaning of Treasury Regulations Section 1.704-3(b)(1)), to the extent applicable, to the Brookfield Member (or its regarded owner for U.S. federal income tax purposes) to the greatest extent possible with respect to its Units.

(d) Allocations. Except as set forth in this Agreement or otherwise required by Law, all items of income, deduction, loss and credit shall be allocated for U.S. federal, state and local income tax purposes in the same manner such items are allocated for purposes of maintaining Capital Accounts.

Section 4.8 Changes in Members’ Units. If during any year there is a change in any Member’s Unit, the Partnership Representative shall allocate the Net Profit or Net Loss to the Members so as to take into account the varying Units of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder.

ARTICLE 5

STATUS, RIGHTS AND POWERS OF MEMBERS

Section 5.1 Limited Liability. Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. In no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Units or otherwise.

Section 5.2 Return of Distributions of Capital. Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any Distributions wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Board Member; provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the Distributions made to them based on each such Member’s Pro Rata Share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any Third Party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company pursuant to this Section 5.2 shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 5.3 No Management or Control. Except as expressly provided in this Agreement, no Member shall take part in or interfere in any manner with the management of the business and affairs of the Company notwithstanding Section 18-402 of the Act.

Section 5.4 Voting. Except as otherwise expressly set forth in this Agreement (including Articles 6 and 7 and Schedule 6.1 hereof) or as required by applicable Law that cannot be waived, no matter or action will require the vote or approval of the Members. In the event any matter or action is required by applicable Law to be submitted to a vote (or for the approval) of the Members and such Law cannot be waived, (a) the Units will vote together as a single class, (b) each Member shall be entitled to one vote per Unit held by such Member, and (c) action by written consent in lieu of a meeting is expressly permitted if such written consent is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted; provided that, unless consented to in writing by the Brookfield Member, any such written consent must be distributed to all Members at least forty-eight (48) hours before execution and an executed version of any such written consent shall be circulated to all Members within twenty-four (24) hours of execution.

ARTICLE 6

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD

Section 6.1 Board.

(a) The business of the Company will be managed by the Board, and the Persons constituting the Board will be the “managers” of the Company for all purposes under the Act; provided that, except as otherwise provided herein, and notwithstanding the last sentence of Section 18-402 of the Act, no single member of the Board may bind the Company, and the Board will have the power to act only collectively in accordance with the provisions and in the manner specified herein and in Schedule 6.1. The Board will initially be the individuals set forth in Schedule 6.1. Thereafter, the individuals constituting the Board will be determined in accordance with the provisions of Schedule 6.1. Schedule 6.1 sets forth the procedures for the conduct of the affairs of the Board and decisions of the Board will be set forth in a resolution adopted in accordance with the procedures set forth in Schedule 6.1. Such decisions will be decisions of the Company’s “manager” for all purposes of the Act and will be carried out by officers or agents of the Company designated by the Board in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 7.

(b) A decision of the Board may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Schedule 6.1 as then in effect; provided, however, that no such amendment, modification or repeal will affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal; provided, further that no such amendment, modification or repeal will invalidate actions previously authorized by such original resolution with respect to any Person if such original resolution has been relied upon in good faith by such Person.

Section 6.2 Authority of the Board. Except as otherwise expressly provided in this Agreement, the Board will have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents of the Company appointed by the Board, will be the only Persons authorized to execute documents which will be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board will have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members will have no power whatsoever with respect to the management of the business and affairs of the Company. As permitted by Sections 18-209(b), 18-213(b), 18-216(b), 18-301(b)(1), 18-302(a), 18-302(b), 18-304, 18-704(a), 18-801(a) and 18-803(a) of the Act, the power and authority granted to the Board hereunder will include all those necessary, advisable or incidental for the accomplishment of the purposes of the Company set forth in Section 1.5 and the exercise of the powers of the Company set forth in Section 1.6. Except as otherwise stated herein, any decision, action, approval, authorization, election or determination made by the Board in furtherance of the terms herein may be made by the Board in its sole discretion.

Section 6.3 Reliance by Third Parties. Any Person dealing with the Company or the Members may rely upon a certificate signed by any Intel Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

Section 6.4 Certain Approval Rights. The Company shall not take, and shall cause each of its Subsidiaries (and its and their respective agents and Representatives, including, solely with respect to its role as the “partnership representative” within the meaning of Section 6231(a)(7) of the Code, the Partnership Representative) not to take, any of the actions set forth on Schedule 6.4 without the affirmative approval (whether acting at a meeting or by written consent) of the majority of Board Members, which majority shall include at least one Brookfield Manager; provided, that the items marked with ** on Schedule 6.4 shall be deemed removed therefrom effective from and after the O&M Agreement Initial Term Date. Any action taken that is not in compliance with this Section 6.4 and Schedule 6.4 shall be null and void ab initio and of no force or effect.

Section 6.5 Certain Requirements of the Board; Operation of the Company.

(a) The Intel Member shall cause the Intel Managers to vote in favor of causing the Company to enforce the Transaction Documents (other than this Agreement). The Company shall be operated in material compliance with all applicable Laws, and each Member shall act in its capacity as such in accordance with all applicable Laws in all material respects.

(b) The Company shall not, and shall cause its Affiliates and Representatives (in each case, solely to the extent acting at the direction or in the name of the Company) not to, (i) maintain, form, sponsor, donate, provide financial support, or in any way contribute or provide money or anything of value to, any Person engaged in or otherwise involved in political activities, including any political action committee (including related charitable organizations) or political candidate, any state, district, local or national party or party committee or (ii) donate or otherwise provide financial support to any political or charitable organization.

ARTICLE 7

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS

Section 7.1 Officers, Agents. The Intel Managers, acting with majority approval, shall appoint officers and/or agents of the Company to such positions and with such titles, if any, as such Intel Managers deem appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including (as applicable) the power to run the day-to-day business of the Company, to execute documents on behalf of the Company and to cause the Company to perform and/or make elections under the Transaction Documents (other than this Agreement), in each case, as the Intel Managers may reasonably determine; provided, however, that no such delegation by the Intel Managers will cause the Persons constituting the Board to cease to be the “managers” of the Company within the meaning of the Act; provided, further, that no such delegation by the Intel Managers shall be permitted if it will result in the Company taking any of the actions set forth in Section 6.4 or Schedule 6.4 without the written consent of all Persons having approval rights pursuant thereto and in breach of Section 6.4 or Schedule 6.4, as the case may be. Subject to Section 6.4 and Schedule 6.4, unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Intel Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority, and if appointed to serve any role required by the NISPOM in connection with a facility clearance, shall have the authority and responsibility to act as required by any applicable NISPOM Requirements; provided, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally in a separate writing, no such officer shall have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company.

Section 7.2 Tenure. Each officer of the Company shall hold office until his or her respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent of the Company shall retain his or her authority at the pleasure of the Intel Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

Section 7.3 Vacancies. If the office of any officer of the Company becomes vacant, the Intel Managers, acting with majority approval, may choose a successor. Each such successor shall hold office for the unexpired term, and until his or her successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

Section 7.4 Resignation and Removal. The Intel Managers, acting with majority approval, may at any time remove any officer and/or agent of the Company with or without cause. Any officer may resign at any time by delivering his or her resignation in writing to the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

ARTICLE 8

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Books and Records. The Company shall maintain at its principal office, or such other office as the Board shall determine, such books and records with respect to the Company’s business as the Board deems appropriate.

Section 8.2 Reports. The Company will use commercially reasonable efforts to provide concurrently to each Member (a) as soon as practicable upon reasonable written request of any Member (at its sole cost), to the extent available, estimates of taxable income and other relevant information that such Member requires for its tax filings and tax calculations, (b) a preliminary Schedule K-1 within ninety (90) calendar days after the end of Fiscal Year (or as soon as practicable thereafter), providing the Company’s reasonable best estimate of such Member’s share of income, gains, loss, deductions and credits of the Company for the prior year, and (c) a final Schedule K-1 by no later than one hundred eighty (180) calendar days after the end of each Fiscal Year. Each Member shall have the right, for a purpose reasonably related to such Member’s interest as a Member of the Company, upon written demand (accompanied by a statement of purpose with respect to such demand), to obtain a copy of the Company’s U.S. federal, state and local income tax returns for each Fiscal Year. In any event, if the Company or Partnership Representative provides information regarding the Intel Member’s income, gains, loss or deduction to the Intel Member at the Intel Member’s request, the Company or Partnership Representative shall promptly provide similar information to the Brookfield Member regarding the Brookfield Member’s income, gains, loss or deduction.

Section 8.3 Transaction Documents Reports and Notices. The Company will reasonably promptly, and in no event later than five (5) Business Days after receipt thereof, deliver to the Members (a) each material notice received by the Company under the Main Project Agreements and (b) the reports received by the Company, the Intel Member or its applicable Affiliate under Section 7.3 of the EPC Contract, Sections 4.6.1.1, 5.1 and 5.3.5 of the O&M Agreement and/or clause (l) of Exhibit B to the Administrative Services Agreement, as applicable.

Section 8.4 Inspection.

(a) Except as expressly provided in Section 8.6 or Section 8.7, the Company and each of the Members acknowledge that, notwithstanding anything to the contrary in Section 18-305 of the Act but subject to Section 8.6 hereof, no Member nor any of the Members’ respective Representatives shall have access to visit or inspect the Company’s properties; examine its books of account and records; or discuss the Company’s affairs, finances, and accounts with Representatives of the Company (excluding Board Members appointed by such Member), whether or not during normal business hours of the Company; provided, however, that the Intel Member may grant any such access in its sole discretion; provided, further, that in each case:

(i) the Company shall not be obligated to provide access to any Restricted Access Areas or any information (A) to the extent prohibited by applicable Law or regulation or pursuant to any agreement with or obligation to a Governmental Entity (including any applicable FOCI and CFIUS mitigation agreements), and (B) that the Intel Member reasonably considers in good faith to be a trade secret or similarly competitively sensitive confidential information to Intel and its Affiliates or the disclosure of which, on the advice of counsel, would adversely affect the attorney-client privilege between the Company and its counsel (provided, further, that if there is a limit to a Member’s or its representatives’ right to access such information, then the Company shall use its reasonable best efforts to seek to develop an alternative to providing such access to information to such Persons in a manner reasonably acceptable to such Persons);

(ii) any such permitted inspection by or on behalf of any Member other than the Intel Member shall be conducted by a third-party firm mutually agreeable to the Members and subject to restrictions no more burdensome than those Intel would require for access to other similar facilities owned or operated by Intel or its Subsidiaries; and

(iii) an independent engineer approved by the Intel Member (in its reasonable discretion) will be provided access to the Company’s properties determined by Intel in Intel’s reasonable discretion, but will be subject to Intel’s policies and procedures, it being understood that such independent engineer shall not have access to Restricted Access Areas or any other proprietary equipment, production areas or procedures as determined by the Intel Member in its reasonable discretion, for the purpose of (A) providing a closing date report and (B) confirming the content of the Construction Report (as defined and in the form set forth in the EPC Contract) that will be prepared by an Affiliate of the Intel Member under the EPC Contract.

(b) Notwithstanding anything to the contrary in this Agreement, auditors and accountants of the Company shall not be obligated to make any work papers available to a Member unless and until such Member has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants and the provision of such information is not prohibited by applicable Law or regulation or pursuant to any agreement (including any applicable FOCI or CFIUS mitigation agreement) with or obligation to a Governmental Entity.

Section 8.5 Non-Disclosure.

(a) Each Member agrees that, except as otherwise consented to by the Board, all commercially sensitive, non-public information, confidential information or proprietary information, in each case relating to the Company or its Subsidiaries furnished to such Member prior to, on or after the date hereof (collectively, “Confidential Information”) will be kept confidential and will not be disclosed by such Member in any manner, in whole or in part, except that, with respect to any Confidential Information provided to such Member on or after the Contribution Agreement Execution Date, (i) each Member (and its Affiliates, and its and their respective directors, officers, shareholders, partners, employees, agents and members) shall be permitted to disclose such Confidential Information (A) to those of such Member’s Affiliates, and its and their respective agents, Representatives and employees who (x) need to be familiar with such Confidential Information in connection with such Member’s investment in the Company or its obligations under the Transaction Documents and (y) are subject to confidentiality obligations at least as restrictive as the obligations set forth herein (“Acceptable Confidentiality Provisions”), (B) to such Member’s existing or prospective direct (or, in the case of fund-level investors, indirect) limited partners and equity holders so long as they are subject to confidentiality restrictions not less onerous than those set forth herein, (C) to the extent required to be disclosed by order of a court of competent jurisdiction or Governmental Entity, or by any Law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards (after (x) taking commercially reasonable steps to redact or otherwise maintain confidential treatment with respect to such information, and (y) notice of such requirement has been given to the Company, in each case, to the extent legally permissible, and the Company has had a reasonable opportunity to oppose such disclosure), (D) to the extent necessary for the enforcement of any right of such Member arising under this Agreement, (E) to the extent required to be disclosed on any tax return or in connection with any audit or other proceeding relating to taxes, (F) to potential permitted transferees in connection with the exercise of such Member’s rights as set forth in Section 10.2(b), so long as they are subject to a confidentiality agreement containing Acceptable Confidentiality Provisions, and (G) to any potential equity (other than fund-level limited partners, which are the subject of subclause (B) above) or debt financing sources, or otherwise to any Person in connection with obtaining any potential financing (and any refinancing thereof) incurred by such Member or a proposed Transferee (eligible for such Transfer under the terms hereof) of any Transferring Member in connection with its financing or investment in the Company, as applicable (including inclusion of such information in any bank information memoranda, offering memoranda or rating agency presentations), in each case described in this clause (G), so long as (x) the recipient of such Confidential Information is subject to a confidentiality agreement containing Acceptable Confidentiality Provisions (which may include “click through” or other affirmative action by such recipient to access such Confidential Information contained in bank information memoranda, offering memoranda, rating agency presentations or other marketing materials hosted on an electronic system or platform and acknowledge its confidential obligations in respect thereof) and (y) such recipient is not an Intel Competitor or an Affiliate thereof, and (ii) Affiliates of each of the Intel Member and the Brookfield Member shall be permitted to disclose such Confidential Information as part of its or its Affiliates’ normal internal reporting or review procedure (subject to such Members’ internal confidentiality policies and procedures). Notwithstanding the foregoing, any Member and its Representatives may disclose to any and all Persons, without limitation of any kind (other than to bind the recipient thereof to a written nondisclosure agreement with Acceptable Confidentiality Provisions and subject to the following sentence), the tax treatment, tax strategies and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Member and its Representatives relating to such tax treatment, tax strategies and tax structure. Each Member agrees that it will be responsible for any breach or violation of the provisions of this Section 8.5(a) by any of its Representatives. The Members acknowledge and agree the Intel Member shall be a third-party beneficiary of the provisions of this Section 8.5(a) and each of the confidentiality agreements containing Acceptable Confidentiality Provisions to which it is not a party, and the Intel Member shall be entitled to enforce such provisions on behalf of the Company against the Brookfield Member and such third party in the event of its actual or threatened breach or violation.

(b) For purposes of this Section 8.5, “Confidential Information” shall not include any information: (i) that is or becomes generally available to the public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Section 8.5, which for clarity shall include general statements in respect of the transactions to the extent permitted by the Contribution Agreement, (ii) of which such Person (or its Affiliates) learns from sources other than the Company or its Subsidiaries or their predecessors; provided, that such source is not known (after reasonable inquiry undertaken in good faith) to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Subsidiaries with respect to such information, (iii) that is developed independently by any Person without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, employee or consultant of the Company or its Subsidiaries), (iv) which is disclosed in a prospectus or other documents available for dissemination to the public otherwise in compliance with the requirements of this Agreement or (v) which is disclosed with the written approval of the Board with respect to such Confidential Information related to the Company or its Affiliates, including this Agreement, the terms hereof and all agreements and documents related hereto.

Section 8.6 Information Rights. The Company shall furnish the following to each Member concurrently, subject to any Law, regulations, or express obligation to any Governmental Entity:

(a) No later than ninety (90) calendar days after the end of each Fiscal Year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of income, cash flows and changes in members’ equity of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the immediately preceding Fiscal Year, and in each case which shall not be required to include footnotes, accompanied by an audit report of independent certified public accountants of recognized national standing thereon, which accountants shall be selected by the Board;

(b) No later than forty-five (45) calendar days after the end of each Fiscal Quarter of the Company for the first three Fiscal Quarters of a Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of income, cash flows and changes in members’ equity of the Company and its Subsidiaries for the portion of the Fiscal Year then ended, setting forth in the case of the consolidated statements of income, cash flows and changes in members’ equity in comparative form the figures for the corresponding period of the previous Fiscal Year, and, in the case of such balance sheet in comparative form the figures for the last day of the previous Fiscal Year, and in each case which shall not be required to include footnotes and shall not be required to be reviewed by the accountants; and

(c) In addition to the obligations set forth in this Section 8.6, the Company shall timely prepare and deliver to any Member upon such Member’s reasonable request and at such Member’s sole cost and expense, such additional financial information as shall be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, (ii) any National Securities Exchange or automated quotation system, or (iii) any other rules or regulations promulgated by a Governmental Entity with jurisdiction over such Member or its Affiliates; provided that, for the avoidance of doubt, the foregoing obligations shall not require the Company to disclose Intel IP to any such Member; provided, further, that in no event shall the Intel Member or its Affiliates be required to provide any such information that is not readily available in scope or form.

Each Member shall be permitted to deliver to its financing sources any financial information, budget or report delivered to it by the Company pursuant to Section 8.3 or this Section 8.6 (including providing such information in marketing and offering materials in connection with the arrangement, syndication, marketing and consummation of any debt financing (and any refinancing thereof)). For clarity, any disclosure of such information shall be used and disclosed by such Member solely for such purposes and shall be subject to confidentiality standards substantially similar to those set forth in Section 8.5(a)(i)(G).

Section 8.7 Financing Support.

(a) The Company will, and will cause its Subsidiaries to, and will use its commercially reasonable efforts to cause the Representatives of the Company and its Subsidiaries (solely to the extent such Representatives have significant, direct involvement in the operation of the Company and its Subsidiaries) to, use commercially reasonable efforts to provide customary support reasonably requested by any Member, at such Member’s sole expense, in connection with the arrangement, syndication, marketing and consummation of any debt financing (and any refinancing thereof) incurred by such Member or a proposed Transferee (eligible for such Transfer under the terms hereof) of any Transferring Member in connection with its investment into the Company, including to (x) provide customary information about the Company and its Subsidiaries reasonably required to be included in customary materials for rating agency presentations, bank information memoranda, private placement memoranda, offering memoranda and similar customary marketing documents reasonably required in connection with such debt financing or refinancing (it being understood that such Member or proposed Transferee shall, no later than two (2) Business Days prior to such materials being shared with any external parties, provide the foregoing marketing documents to the Intel Member and the Company for their information only

(and not approval) to the extent they contain material changes from such materials previously delivered, which marketing documents shall provide that any such debt financing or refinancing is non-recourse to the Company, Intel and Intel’s Affiliates; provided, that Brookfield may describe the terms of the Main Project Agreements (but shall not provide a copy of any such Main Project Agreements to any Person unless subject to confidentiality undertakings) in such marketing documents); and (y) cooperate reasonably with the due diligence requirements of the lenders or purchasers of such debt financing or refinancing, to the extent customary and reasonable, it being understood that the financing support and cooperation under this Section 8.7(a) shall include providing information and financial data of the Company and its Subsidiaries (I) that is customarily included in a bank information memorandum or (II) in the case of an offering memorandum with respect to a Rule 144A/Regulation S marketed private placement of debt securities through one or more investment banks acting as “initial purchasers,” that would be necessary for the Company’s independent accountants to provide to such initial purchasers customary “comfort” letters (including customary “negative assurance” comfort and, if available, change period comfort) for such a private placement with respect to the financial information of the Company and its Subsidiaries included in such offering memorandum, and, if requested, “management discussion and analysis” for the most recently completed Fiscal Year and year-to-date through the end of the most recently completed Fiscal Quarter, in each case for which financial statements have been delivered pursuant to Section 8.6, or information of the type required for the preparation of such “management discussion and analysis,” in each case subject to exceptions customary for such financings; provided that (i) the Company and its Subsidiaries and their respective Representatives will not be obligated to provide information reasonably determined by the Intel Member to be sensitive to Intel or to the Company, (ii) any information provided shall be subject to agreed confidentiality undertakings by the recipients thereof, (iii) the Company and its Subsidiaries and their respective Representatives will not be required to participate in any meeting, presentation, road show, due diligence session or session with any rating agency in connection with any such debt financing (or refinancing), (iv) the Company and its Subsidiaries and their respective Representatives will not be required to prepare or provide any financial statements beyond what is required pursuant to Section 8.6(a) and Section 8.6(b), (v) the Company and its Subsidiaries and their respective Representatives will not be required to prepare or provide any information not readily available or accessible to the Company or that cannot reasonably be prepared by the Company without undue effort or expense, (vi) the Company and its Subsidiaries and their respective Representatives will not be obligated to provide any such cooperation to the extent such cooperation would cause the breach of any contract to which the Company or Intel or any of their respective Subsidiaries or other Affiliates is a party or any violation of applicable Law or that would unreasonably interfere with the ongoing operations of the Company or Intel or any of their respective Subsidiaries or other Affiliates, and (vii) in respect of financing support under this Section 8.7 for the Brookfield Member or proposed Transferee of the Brookfield Member for a private placement of debt securities pursuant to Rule 144A or Regulation S of the Securities Act, as applicable, the Brookfield Member or proposed Transferee of the Brookfield Member shall provide prior notice to the Company and its Subsidiaries of such intended private placement: not less than 75 days prior to the launch of the first such private placement by either the Brookfield Member or a proposed Transferee of the Brookfield Member, and thereafter (A) not less than 45 days prior to the launch of such private placement where the most recent financial statements of the Company and its Subsidiaries included in such preliminary offering materials are audited financial statements, and (B) not less than 60 days prior to the launch of such private placement where the most recent financial statements of the Company and its Subsidiaries included in such preliminary offering materials are unaudited or interim financial statements; provided, that in the event the Brookfield Member wishes to launch an add-on or supplemental offering of debt securities within 30 days or within 60 days after the most recent private placement of debt securities, and such add-on or supplemental offering requires the Company and its Subsidiaries to provide monthly interim financial information (but not updated quarterly or annual financial statements) and the review thereof need only be on a ‘bringdown’ basis for the purposes of such add-on or supplemental offering, then such required prior notice period may be shortened to 15 days and 30 days, respectively, prior to the launch of such add-on or supplemental offering. The Company and its Subsidiaries and their respective Representatives shall not be required to execute any consent, resolution or document relating to any debt financing (or any refinancing thereof) incurred by a Member or a proposed Transferee (eligible for such Transfer under the terms hereof) of any Transferring Member in connection with its investment into the Company, including, without limitation, any indenture, credit agreement or other agreement, pledge or security document, or other certificates, legal opinions or documents in connection with such debt financing or refinancing, and the definitive documentation relating to any such debt financing (or refinancing) and any marketing materials relating to such debt financing (or refinancing), including, without limitation any rating agency presentations, bank information memoranda, offering memoranda, lender presentation, road show materials or any other marketing materials, shall provide that the financing is non-recourse to Intel and its Affiliates and the Company; provided, that Brookfield may describe the terms of the Main Project Agreements (but shall not provide a copy of any such Main Project Agreements to any Person unless subject to confidentiality undertakings) in such marketing materials. In no event shall the Company be required to: (x) pay any commitment or other fee in connection with any debt financing (or any refinancing thereof) incurred by a Member or a proposed Transferee (eligible for such Transfer under the terms hereof) of any Transferring Member in connection with its investment into the Company or (y) incur any liability (including due to any act or omission by Intel or the Company or any of their respective Affiliates or Representatives) or expense in connection with providing any such financing cooperation or as a result of any information provided by Intel, the Company or any of their respective Affiliates or their respective Representatives in connection therewith, which, in each case described in this subclause (y), is not reimbursed or indemnified by the applicable Member pursuant to this Section 8.7. The applicable Member requesting financing cooperation pursuant to this Section 8.7 shall (A) promptly upon request by the Company reimburse the Company for all reasonable and documented costs and expenses (including documented costs and expenses for compensation of applicable employees and agents and related administration) incurred by the Company or its Representatives in connection with the cooperation contemplated by this Section 8.7; and (B) indemnify and hold harmless the Company and its Representatives from and against any and all claims, liabilities, taxes, damages, losses, costs and expenses suffered or incurred by them in connection with the arrangement of any such debt financing (or refinancing) and the provision of any information utilized in connection therewith and any financing cooperation provided pursuant to this Section 8.7, except, in each case, insofar as such claims, liabilities, taxes, damages, losses, costs and expenses arose out of or resulted from the willful misconduct or gross negligence of the Company of its Representatives.

(b) The Brookfield Member shall not, and shall cause its Affiliates not to, execute any agreement with any lender that lends to the Brookfield Member in connection with the Transaction Documents or the transactions contemplated thereby, which agreement prohibits such lender from lending to parties other than the Brookfield Member or any of its Affiliates in connection with any semiconductor fab developed by Intel or any of its Affiliates in Ohio in which the Brookfield Member or any of its Affiliates invests.

(c) The Intel Member may reasonably request from the Brookfield Member from time to time, but in no event more than three (3) times in any calendar year, information on the identity of the debt financing sources for any existing debt financing of the Brookfield Member at such time (“Existing Debt Facilities”) and, subject to any confidentiality obligations of the Brookfield Member contained in or relating to such Existing Debt Facilities, the Brookfield Member shall use commercially reasonable efforts to provide reasonably promptly the identity of the initial purchasers or initial lenders under such Existing Debt Facilities and any other Persons that accessed Confidential Information in connection with the process related thereto, in each case, unless such information has been previously provided (it being understood and agreed that (i) the information required to be provided under this Section 8.7(c) shall be limited to that readily available and known to the Brookfield Member (which information, for the avoidance of doubt, shall exclude information that is not accessible or customarily provided to the Brookfield Member regarding Persons that have accessed Confidential Information through electronic platforms, arrangers, underwriters or Persons with similar roles in connection with such Existing Debt Facilities, whether owing to standard bank or syndication practices or procedures, or the discretion of such arrangers, underwriters or Persons with similar roles, or otherwise) and (ii) the Brookfield Member shall not be required to provide information regarding any transfers or assignments by the initial purchasers and initial lenders under such Existing Debt Facilities).

ARTICLE 9

TAX MATTERS

Section 9.1 Partnership Representative. Unless and until another Member is designated as the “partnership representative” within the meaning of Section 6231(a)(7) of the Code (the “Partnership Representative”) by the Board, the Partnership Representative of the Company will be the Intel Member. Subject to the limitations set forth in Article 8 hereof, the Partnership Representative shall (i) keep the other Members promptly informed about any communications with any Governmental Entities in connection with any income or other material tax audit or proceeding of the Company, (ii) consult with the other Members in connection with any such audit or other proceeding about strategy and give the other Members the opportunity (at the sole cost and expense of such Members) to attend any meetings with the Governmental Entities in such audit or other proceeding and (iii) provide the Members with an opportunity to review and comment on any material substantive written communications with such Governmental Entities relating to such audit or other proceeding, in each case, to the extent any such Member could reasonably be expected to be adversely impacted by such audit or proceeding. To the extent any settlement or compromise with respect to Company tax matters could reasonably be expected to have a disproportionate and adverse impact on the Brookfield Member, the Partnership Representative shall not enter into such settlement agreement with any Governmental Entities without the prior written consent of the Brookfield Member (which consent shall not be unreasonably withheld, conditioned or delayed). Each Member hereby agrees to use reasonable efforts (i) to take such actions as may be required to effect the Intel Member’s designation as the Partnership Representative, (ii) supply to the Company, as reasonably requested by the Partnership

Representative, all reasonably accessible, pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s tax returns to be prepared and filed, and (iii) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to modify any Imputed Underpayment Amount pursuant to Code Section 6225(c); provided, however, that none of the Members shall be required to file any amended U.S. federal income tax return or comply with the alternative procedure described in Code Section 6225(c)(2)(B), or pay any tax due in connection with such tax return in accordance with Code Section 6225(c)(2) or any corresponding provision of applicable state or local law, in each case, without the prior written consent of such Member (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.2 Indemnity of the Partnership Representative. The Company will indemnify and reimburse, to the fullest extent permitted by Law, the Partnership Representative for all reasonable third-party expenses (including legal and accounting fees) incurred as Partnership Representative pursuant to this Article 9 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to their interests in the Company.

Section 9.3 Tax Elections. Except as provided in Section 4.7(c), Section 6.4, Section 15.6 and this Section 9.3, the Partnership Representative shall, in its sole discretion, determine whether to make, change or revoke any available election or decision relating to Company tax matters; provided, that, without limiting Section 4.7(c), Section 6.4, Section 15.6 or this Section 9.3, the Partnership Representative shall consult with the Brookfield Member prior to making any such election and consider any reasonable comments of the Brookfield Member in good faith. Each Member will upon request by the Partnership Representative supply any information necessary to give proper effect to such election made in accordance with the prior sentence. Notwithstanding anything to the contrary, except with the prior consent of all of the Members, the Partnership Representative shall make an election pursuant to Code Section 6226 with respect to an Imputed Underpayment Amount, and each Member shall comply with the requirements under such section (and any Treasury Regulations or other guidance that may be promulgated or issued in the future relating thereto). It is intended that the Members shall bear the economic responsibility for the payment of any taxes, penalties and interest paid by the Company in the same manner (to the maximum extent possible) in which such adjustments would have been borne had the Company elected out under Code Section 6221(b).

ARTICLE 10

TRANSFER OF INTERESTS

Section 10.1 Restricted Transfer.

(a) No Member shall Transfer or permit the Transfer of any Units or all or any part of the economic or other rights that comprise such Member’s interest in the Company, except (i) Transfers to a Permitted Transferee in compliance with this Article 10; provided, that if a Transfer to a Permitted Transferee results in a covered transaction as that term is defined 31 C.F.R. Part 800, such Transfer shall require prior written consent of the other Member, (ii) pursuant to the Intel Call Right as set forth in Article 12, and (iii) with the prior written consent of the Intel

Majority and the Brookfield Majority. Any attempted Transfer not in compliance with the terms of this Article 10 will be null and void, and the Company will not in any way give effect to any such Transfer. Further, any Transfer in violation of this Section 10.1 shall result in a suspension of all voting rights of the breaching Member, and all Board Members appointed by such Member shall be deemed immediately removed upon the occurrence of such breach, in each case, until the earlier of the time at which (x) such Transfer is rescinded or (y) the Units subject to such impermissible Transfer are Transferred to a Person permitted by this Agreement.

(b) Any Member who assigns any Units in the Company (any such Member, an “Assignor”) in accordance with this Article 10 or Article 11 will cease to be a Member of the Company with respect to such Units or other interest in the Company represented by such assigned Units and will no longer have any rights or privileges of a Member with respect to such assigned Units or such portion of its interest represented by such assigned Units (but will still be bound by this Agreement in accordance with this Article 10, subject to Section 10.5), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the transferee is admitted as a Member in accordance with Section 10.3.

(c) Subject to the terms of this Article 10, any Person who acquires in any manner whatsoever any Unit (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any transferor of such Unit of such Person was subject to or by which such transferor was bound.

(d) Notwithstanding anything to the contrary in this Agreement, no purported Transfer will be recognized (directly or indirectly) if such Transfer is not taken in accordance with any mandatory CFIUS filing obligations in 31 C.F.R. Part 800.

Section 10.2 Permitted Transfers. The following Members, as applicable, will be entitled to Transfer such Member’s Units to a Person (a “Permitted Transferee”) in accordance with the following and subject to the other provisions of this Article 10:

(a) Intel Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement, the Intel Member shall be entitled to Transfer, in each case, all or any portion of its Units:

(i) at any time, to a successor to Intel;

(ii) at any time, to a successor to all or substantially all of Intel’s foundry services business or assets;

(iii) at any time, to an Affiliate that is Controlled by Intel; or

(iv) following the date that is the earlier of (A) the date that the Budgeted Capital Contributions of the Brookfield Member have been funded in full and (B) the Longstop Date (such earlier date, the “Lock-Up Date”), to any Person.

(b) Brookfield Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement (including Section 10.4), the Brookfield Member shall be entitled to Transfer all or any portion of its Units:

(i) at any time, indirectly to any (x) Affiliate that is Controlled by Brookfield or (y) unaffiliated Third Party equity financing source, in each case, that both (A) is not an Intel Competitor or Affiliate thereof and (B) does not have direct participation or governance rights in, or recourse to, the Company; provided, that in no event shall Brookfield cease to retain Control of a majority of the Units not owned by the Intel Member as of the date hereof pursuant to this clause (i); provided, further, that (1) fund-to-fund Transfers amongst funds Controlled by Brookfield and (2) the admission of any new partner or member (to the extent not an Intel Competitor or an Affiliate thereof), or the purchase, sale, transfer or issuance of any interest in, any investment fund managed or Controlled by Brookfield or any Affiliate thereof (to the extent such transfer is made to passive investors (none of which are an Intel Competitor or Affiliate thereof)), shall not be subject to the Transfer restrictions in Article 10 other than Section 10.4;

(ii) at any time, indirectly to the collateral agent, trustee or other agent of any secured parties providing debt financing to the Brookfield Member or any Affiliate thereof; provided, that (A) such agent transferee is not an Intel Competitor or Affiliate thereof and (B) any subsequent Transfer by such agent transferee shall comply with the Transfer restrictions in Section 10.1, including compliance with the Intel Member’s right of first offer pursuant to Article 11; or

(iii) following the Lock-Up Date, to a Brookfield Qualified Transferee, subject to Section 11.1; provided, that the Brookfield Member shall not be in default under its obligations (as applicable) set forth in Section 2.6 to fund any Capital Calls issued prior to such time, including with respect to all Budgeted Capital Contributions (including Overrun Commitments).

(c) Publicly Traded Securities. Transfers of publicly traded securities (including of Brookfield and Intel) shall not constitute Transfers of the Members’ Units in violation of this Article 10.

Section 10.3 Transfer Requirements. Subject to the provisions of Section 10.1, no Transfer shall be permitted and, in the case of a direct Transfer, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:

(a) In the case of a direct Transfer to a Permitted Transferee, a duly executed written instrument of Transfer is provided to the Board, specifying the Units being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units and status as a Member;

(b) Each of the following is true (and, except in the case of clause (ii) or (iii) below, if requested by the Board, an opinion of responsible counsel (who may be counsel for the Company) is provided to it, reasonably satisfactory in form and substance to the Board confirming the same):

(i) such Transfer would not violate the Securities Act or any state securities or blue sky Laws applicable to the Company or the Unit to be transferred;

(ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(iii) such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes; and

(iv) such Transfer would not cause or reasonably be expected to cause disallowance of, disqualification from or otherwise reduce any Economic Incentives attributable to a Member or the Company.

(c) In the case of a direct Transfer to a Permitted Transferee, the Member effecting the Transfer and such Permitted Transferee shall execute any other instruments that the Board deems reasonably necessary or advisable for admission of the transferee, including the written acceptance by such Permitted Transferee of this Agreement and such Permitted Transferee’s agreement to be bound by and comply with the provisions hereof and confirmation that the representations and warranties in Article 15 are true and correct with respect to it; and

(d) The Member effecting the Transfer or the transferee shall (i) pay to the Company a transfer fee in an amount sufficient to cover the reasonable out-of-pocket expenses incurred by the Company in connection with the admission of such transferee and (ii) provide to the Company any information necessary for the Company to make required basis adjustments and comply with tax reporting requirements.

Section 10.4 Certain Transfer Restrictions. No holder of a Unit shall Transfer or permit the Transfer of any Units to:

(a) any Intel Competitor or any other Person set forth on Schedule 10.4, other than with the prior written consent of the Intel Majority; or

(b) any Person if such Transfer would result in the failure of any of the representations and warranties set forth in Section 15.12 and Section 15.13 as if such representations and warranties were made on the date of such Transfer.

Any such attempted Transfer not in compliance with this Section 10.4 shall be null and void and not give effect to any such Transfer.

Section 10.5 Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 10.1 and the Assignee of such interest is admitted as a Member pursuant to Section 10.3, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified by the Assignee when the Assignee is admitted and, if such Assignor has not already ceased to be a Member pursuant to Section 10.1(b), then immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member, the Assignor will not be entitled to any Distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Board, the Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the Transfer and which are intended to survive such withdrawal of a Member, including the obligations set forth in Section 4.3, Section 8.5 and Section 14.1.

Section 10.6 Blocker Rights. Except in connection with the Intel Call Right, in connection with any Transfer of Units, at the request of the Brookfield Member, the Members and the Company shall structure such transaction in a manner that results in a disposition of the securities in any Blocker Corporation, rather than a disposition of the Units in the Company owned, directly or indirectly, by such Blocker Corporation, and the owners of such securities in such Blocker Corporation shall be entitled to receive the same portion of the aggregate consideration that such Blocker Corporation would have received had the Units in the Company owned, directly or indirectly, by such Blocker Corporation been sold or disposed of; provided, however, the proceeds to be paid to such owners shall be reduced, dollar for dollar, to the extent the entity which interests are being sold has any liabilities as of the closing of such Transfer that, in the absence of this proviso, would otherwise reduce the aggregate consideration payable to Members in connection with such Transfer of Units. In connection with any conversion, recapitalization, restructuring or reorganization of the Company or any of its Subsidiaries (or Units in the Company or interests in any of its Subsidiaries) in order to undertake an initial public offering (an “IPO Restructuring”), at the request of the Brookfield Member, such IPO Restructuring shall be structured in a manner that results in the merger or consolidation of any Blocker Corporation into the public vehicle in a transaction intended to qualify as a tax-free reorganization, the utilization of such Blocker Corporation as the public vehicle, or otherwise structuring the transaction in a tax-efficient manner with respect to such Blocker Corporation and its shareholders.

Section 10.7 Amendment of Schedule 2.1. In the event of the admission of any transferee as a Member of the Company, the Board will promptly amend Schedule 2.1 to reflect such Transfer or admission, as the case may be.

ARTICLE 11

RIGHT OF FIRST OFFER

Section 11.1 Procedures. Subject to the terms and conditions specified in this Section 11.1, if the Brookfield Member desires to Transfer all or any portion of its Units (the “Offered Units”) pursuant to Section 10.2(b)(iii), the Brookfield Member shall first offer the Offered Units to the Intel Member in the following manner:

(a) The Brookfield Member shall provide written notice (the “ROFO Notice”) to the Intel Member stating the number and type of Offered Units proposed to be Transferred by the Brookfield Member.

(b) Upon receipt of the ROFO Notice, the Intel Member shall have a period of up to forty-five (45) calendar days (the “ROFO Period”) to submit to the Brookfield Member an offer to acquire the Offered Units by delivering a written notice (an “Intel Offer”) to the Brookfield Member stating that it offers to acquire all (but not less than all) of such Offered Units on the terms specified in the Intel Offer, which shall (i) include the Intel Member’s proposed purchase price per Offered Unit and for the Offered Units in the aggregate, (ii) be made on an “as-is, where-is” basis (but subject to customary fundamental representations pertaining to organization, authority, no conflicts, valid title and ownership, and absence of violation or default), (iii) be composed solely of cash consideration, (iv) not be subject to any financing contingency, and (v) be binding upon delivery and irrevocable by the Intel Member until the end of the ROFO Consideration Period, subject to compliance with this Agreement and applicable Law.

(c) If the Intel Member delivers an Intel Offer within the ROFO Period, the Brookfield Member shall have a period of up to forty-five (45) calendar days from such delivery (the “ROFO Consideration Period”) to determine whether it (i) accepts the Intel Offer, (ii) rejects the Intel Offer and will retain the Offered Units, or (iii) rejects the Intel Offer and will seek to sell the Offered Units to a Brookfield Qualified Transferee on economic terms more favorable the Brookfield Member in the aggregate to than those contained in the Intel Offer, and to deliver a written notice to the Intel Member with notice of such determination (the date of such notice, the “Brookfield ROFO Determination Date”).

(d) If the Brookfield Member determines to accept the Intel Offer, then such Transfer of the Offered Units shall be consummated on a date that is mutually agreeable to the Brookfield Member and the Intel Member (and in no event later than forty five (45) calendar days following the Brookfield ROFO Determination Date). The Brookfield Member shall, subject to compliance with applicable Law, use commercially reasonable efforts to take or cause to be taken all such actions as may be necessary to consummate the Transfer of the Offered Units to the Intel Member, including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents and any other documents or instruments.

(e) If, following compliance with this Section 11.1, either (i) the Intel Member declines to exercise its right of first offer during the ROFO Period or (ii) the Brookfield Member rejects the Intel Offer and desires to sell the Offered Units to a Brookfield Qualified Transferee, then, in each case, the Brookfield Member may, for a period ending one hundred eighty (180) calendar days following the Brookfield ROFO Determination Date, enter into a definitive agreement to Transfer to a Brookfield Qualified Transferee any or all of the Offered Units for a price per Unit that is not less than the price per Unit set forth in the ROFO Notice and on terms and conditions no less favorable to the Brookfield Member in the aggregate than the terms set forth in the Intel Offer. If the Brookfield Member has not so entered into a definitive agreement to Transfer to a Brookfield Qualified Transferee within one hundred eighty (180) calendar days of the Brookfield ROFO Determination Date, then the Brookfield Member shall be required to comply with the provisions of this Section 11.1 in the event it desires to Transfer the Offered Units or all or any portion of other Units that are directly or indirectly owned by the Brookfield Member.

Section 11.2 Limitation on Applicability. The provisions of this Article 11 shall not apply to Transfers of Units pursuant to Section 10.2 (other than Transfers of Units pursuant to Section 10.2(b)(iii)).

ARTICLE 12

INTEL CALL RIGHT

Section 12.1 Intel Call Right. Notwithstanding anything to the contrary in this Agreement, and without any requirement to comply with the restrictions on Transfer set forth in Section 10.1, but subject to the terms and conditions of this Article 12, at any time following the Lock-Up Date the Intel Member shall have the right, but not the obligation (the “Intel Call Right”), to (a) cause a sale of all of the Units of the Company in a single transaction to a Third Party (a “Forced Company Sale” and, the Units held by the Brookfield Member and Transferred pursuant to such Forced Company Sale, the “Forced Transfer Units”) or (b) require the Brookfield Member to sell or cause to be sold to the Intel Member or one or more of its Affiliates or to a Third Party (as designated by the Intel Member in its sole discretion) all of either (i) the Units held by the Brookfield Member (the “Called Units”), or (ii) the equity interests in the Brookfield Member (the “Brookfield Called Equity”), in the case of either clause (a) or (b), for cash consideration received by the Brookfield Member equal to the Call Price.

Section 12.2 Call Price.

(a) Subject to Section 2.6(d)(iii), Section 12.6 and Section 12.7, the purchase price with respect to any Forced Transfer Units, Called Units or Brookfield Called Equity shall, in each case, be the amount that, if paid to the Brookfield Member, would result in an Intel Call Right exercise price (the “Call Price”) in an amount equal to:

(i) the amount set forth on Schedule 12.2(a)(i) (the “Unlevered Call Price”), minus

(ii) the lesser of (A) the amount set forth on Schedule 12.2(a)(ii) (the “Maximum Fixed Amount”) and (B) any outstanding liabilities of the Brookfield Member (if less than the Maximum Fixed Amount), excluding, in the case of clause (A) and (B), Breakage Costs and any ordinary course payment obligations under Hedging Agreements arising under the Transferable Liabilities (the “Fixed Amount”), minus

(iii) as applicable:

1. in the event the Intel Member or its designee has elected to exercise the Intel Call Right with respect to the Called Units and has made a Call Prepayment Election, an amount equal to the Brookfield Pro Rata Excess Payment Credits then in existence; or

2. in the event the Intel Member or its designee has elected to exercise the Intel Call Right with respect to the Brookfield Called Equity, an amount (only if positive) equal to (A) the Brookfield Pro Rata Excess Payment Credits then in existence, minus (B) the cash owned by the Brookfield Member, and indirectly transferred to Intel Member, at the time such purchase by the Intel Member is consummated.

(b) The Brookfield Member shall cooperate with the Intel Member in calculating the Call Price and, if the Intel Member is buying the Called Units and is not assuming the Indebtedness of the Brookfield Member, the Brookfield Member shall facilitate the prepayment in full of such Indebtedness (including, if requested by the Intel Member, shall cooperate to obtain payoff documentation and establish an escrow or other arrangement to administer such prepayment concurrently with the consummation of the Intel Call Right). The Brookfield Member shall provide the Intel Member such information as is reasonably requested by the Intel Member from time to time, in order to facilitate and inform the Intel Member’s consideration of the Intel Call Right, which information shall include (i) a good faith estimate, relevant agreements (with relevant provisions identified), supporting calculations and other reasonable information of the Breakage Costs in the event the Intel Member were to elect to repay any outstanding Transferable Liabilities, and (ii) the terms and conditions upon, and the process by, which the Intel Member or its designee (as applicable) would assume the Indebtedness of the Brookfield Member, in each case, in connection with its exercise of the Intel Call Right as of a date that may be proposed by the Intel Member.

Section 12.3 Call Prepayment Election. If the Intel Member or its designee has elected to exercise the Intel Call Right and elects not to comply with the terms of customary consents or conditions associated with the Transferable Liabilities and instead elects to repay in whole or in part any Transferable Liabilities or such Transferable Liabilities become due and payable under the terms thereof as a result of such transaction (a “Call Prepayment Election”), in addition to the Call Price, the Intel Member shall be required to pay to the Brookfield Member for the benefit of the applicable creditors of such Transferable Liabilities (or directly to the administrative agent or other representative for such parties), any Breakage Costs resulting from the prepayment of such Transferable Liabilities; provided, that the Intel Member and the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) shall share the first $100 million of Breakage Costs associated with Transferable Liabilities in proportion to the Members’ respective Original Pro Rata Share (and no portion of such first $100 million of Breakage Costs shall be funded with any portion of cash representing Excess Payment Credits), and thereafter the Intel Member shall fund any remaining Breakage Costs associated with the Transferable Liabilities. For the avoidance of doubt, Breakage Costs with respect to any liabilities of the Brookfield Member or the Called Units in excess of the Transferable Liabilities shall in all cases be solely the responsibility of the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners).

Section 12.4 Documentation and Procedures.

(a) The Intel Member shall have the ability to exercise the Intel Call Right on or about (subject to extension if necessary to permit approvals from Governmental Entities) the last Business Day of each Fiscal Quarter of the Company upon written notice to Brookfield Member ninety (90) calendar days prior to such Business Day, with such transaction closing effective as of such Business Day (subject to extension if necessary to permit approvals from Governmental Entities). In the event that the Intel Member determines to exercise the Intel Call Right, the Intel Member shall deliver to each of the Brookfield Member and the Company a revocable written notice of its intention to so exercise the Intel Call Right, which notice shall include the purchaser to which the Forced Transfer Units, Called Units or Brookfield Called Equity (as applicable) will be transferred, whether the Intel Member, one or more of its Affiliates or a Third Party (such notice, the “Intel Call Notice”).

(b) Within fifteen (15) calendar days following the Brookfield Member’s receipt of such Intel Call Notice, the Brookfield Member shall provide the Intel Member with a written statement setting forth the Call Price, including a good faith estimate, relevant provisions, supporting calculations and other reasonable information supporting the calculation thereof or otherwise reasonably requested by the Intel Member (such statement, the “Call Statement”).

(c) Within fifteen (15) calendar days (or, if later, ten (10) calendar days before the date on which Brookfield Member must provide an irrevocable prepayment notice to its creditors (or, if no such date exists, ten (10) calendar days prior to the final day of the applicable Fiscal Quarter)) after the Intel Member’s receipt of the Call Statement, and solely if the Intel Member determines to exercise the Intel Call Right, the Intel Member shall provide the Brookfield Member with an irrevocable written notice that it intends to exercise the Intel Call Right and, if applicable, a Call Prepayment Election.

(d) In the event that the Intel Member exercises the Intel Call Right pursuant to this Article 12 (other than in connection with a Brookfield Default Call),

(i) the Brookfield Member shall deliver or cause to be delivered the Forced Transfer Units, the Called Units or the Brookfield Called Equity (as applicable), duly endorsed or accompanied by written instruments of transfer in form reasonably satisfactory to the Intel Member or the applicable Transferee, duly executed by the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners);

(ii) the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) shall represent and warrant only (A) that it is the sole beneficial and record owner of such Forced Transfer Units, Called Units or Brookfield Called Equity (as applicable), (B) that such interests are being validly transferred free and clear of all liabilities other than Transferable Liabilities (including Breakage Costs with respect thereto) and Liens other than Liens securing Transferable Liabilities, (C) with respect to the due authorization, execution and delivery of any agreement entered into in connection therewith, and (D) with respect to its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, and shall otherwise agree to complete such transaction on customary terms and conditions and pursuant to customary documents;

(iii) the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) shall cause all liabilities that are not Transferable Liabilities and all Liens (other than Liens securing Transferable Liabilities) associated with the Forced Transfer Units, the Called Units or the Brookfield Called Equity, as applicable, to be discharged prior to consummation of the Intel Call Right;

(iv) the Intel Member or the applicable Transferee of the Forced Transfer Units shall pay the applicable Call Price in immediately available funds to a bank account or bank accounts of (as designated by) the Brookfield Member, subject to the consummation of the Transfer of the Forced Transfer Units, the Called Units or the Brookfield Called Equity (as applicable);

(v) such Intel Call Right transaction shall be consummated on the last Business Day of applicable Fiscal Quarter unless otherwise agreed by the Intel Member and the Brookfield Member, subject to extension if necessary to permit approvals from Governmental Entities; and

(vi) following the consummation of such Intel Call Right transaction, as applicable, (A) the Brookfield Member shall no longer be entitled to any rights in respect of the Forced Transfer Units or the Called Units, including the right to any Distributions or payments by the Company and shall thereupon cease to be a Member of the Company or (B) the immediate owners of the Brookfield Member shall no longer by entitled to any rights in respect of the Brookfield Called Equity, including the indirect right to any Distributions or payments by the Company, and shall thereupon cease to be owners of the Brookfield Member.

Section 12.5 Cooperation; Brookfield Debt Terms.

(a) The Brookfield Member shall, subject to compliance with applicable Law, use commercially reasonable efforts to take or cause to be taken all such actions as may be necessary to consummate the Transfer of the Forced Transfer Units, the Called Units or the Brookfield Called Equity, as applicable, to the Intel Member or its designee, including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents and any other documents or instruments. At the closing of the purchase of the Forced Transfer Units, the Called Units or Brookfield Called Equity, as applicable, the Brookfield Member shall deliver or cause to be delivered the certificates, if any, evidencing the number of Forced Transfer Units, Called Units or Brookfield Called Equity, as applicable, to be purchased by the Intel Member or its designee, accompanied by Unit powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are reasonably necessary or requested by the Intel Member or its designee (as applicable) or, in the case of a Forced Company Sale, the Transferee of the Forced Transfer Units in order to transfer to the Intel Member or its designee (as applicable) or such Transferee good title to the Forced Transfer Units, the Called Units or Brookfield Called Equity, as applicable, to be transferred, free and clear of all Liens other than those imposed under this Agreement or, in the case of Brookfield Called Equity, relating to Indebtedness to remain outstanding in accordance herewith.

(b) The Brookfield Member shall use commercially reasonable efforts to cause the general terms and conditions of Transferable Liabilities, including with respect to prepayment rights, to be consistent with market terms for financings of the type contemplated by the Transaction Documents as of the date of this Agreement, and shall use commercially reasonable efforts to cause the terms and conditions of the Transferable Liabilities to permit a transfer of the Brookfield Member to the Intel Member or its designee (as applicable) without penalty, premium or modification of such terms or conditions (other than administrative matters associated with such transfer, including the execution of a pledge of the equity in the Brookfield Member by the Intel Member or its designee (as applicable)). Without limiting the foregoing, the Brookfield Member shall use commercially reasonable efforts to cause its financing to be prepayable without make-whole or premium, or to be subject to declining or reduced premium, in each case in connection with the exercise of the Intel Call Right; provided, that such terms do not adversely impact the economic terms of such financing, as reasonably determined by the Brookfield Member.

Section 12.6 Specified Award Call.

(a) If the Enacting Regulations, or the requirements of or agreement with an applicable Governmental Entity (in each case, pursuant to a Specified Act) setting forth the terms and conditions of a Specified Award in writing, are issued prior to May 31, 2024 and provided that (i) Intel, its Affiliates or the Company would fail to qualify for a material portion of any Specified Award as a direct result of the identity of any direct or indirect equity owner of the Brookfield Member or the Brookfield Member’s ownership interest percentage in the Company, or (ii) the Company would be required, in order to so qualify for a material portion of a Specified Award, to comply with conditions or obligations that are in conflict with the Transaction Documents or the Brookfield Member or its direct or indirect owners would be required, in order to so qualify for a material portion of a Specified Award, to comply with conditions or obligations which they are not required to comply with under the Transaction Documents (each, a “Disqualification Trigger”), the Intel Member shall promptly provide notice to the Brookfield Member and the Company of the Disqualification Trigger. Following receipt of such notice (it being understood and agreed that such notice will be deemed to have been received on the day following the Closing Date for purposes hereof if the Enacting Regulations are issued prior to the Closing Date), each Member and the Company shall endeavor for a period of the earlier of (x) 30 calendar days following receipt of such notice and (y) June 30, 2024 (the “Evaluation Period”) to review and evaluate a structure proposed by the Intel Member that (A) does not result in a Disqualification Trigger and (B) is not adverse in any material respect (with any adverse change to the economic or governance terms in the Transaction Documents as of the Contribution Agreement Execution Date to be deemed to be material) to the Brookfield Member or its Affiliates compared to the structure contemplated by the Transaction Documents on the Contribution Agreement Execution Date (collectively, a “Qualifying Structure”).

(b) If on or before the expiration of the Evaluation Period, the Brookfield Member, in its sole discretion, agrees to the Qualifying Structure, the Brookfield Member and the Intel Member will implement any proposed changes, modifications or amendments to effect such Qualifying Structure as soon as reasonably practicable, including by amending this Agreement pursuant to Section 18.1, subject to receiving any required approvals for such amendment under any debt financing (and any refinancing thereof) of the Brookfield Member.

(c) Following the expiration of the Evaluation Period, if the Brookfield Member does not agree to the Qualifying Structure proposed by the Intel Member, as the sole and exclusive remedy for Intel pursuant to this Section 12.6(c), the Intel Member and their respective Affiliates related to any Disqualification Trigger, starting from the Closing Date until June 30, 2024, Intel Member shall have the right to exercise the Intel Call Right for all or any portion of the Units held by the Brookfield Member (a “Specified Award Call”) by delivering to the Brookfield Member and the Company an Intel Call Notice specifying that the exercise is being made pursuant to Specified Award Call and the portion of the Units of the Brookfield Member that the Intel Member is electing to purchase (the “Specified Award Call Units”). The Call Price with respect to a Specified Award Call shall be equal to the Specified Award Call Amount multiplied by the quotient of the Specified Award Call Units divided by the total number of Units held by the Brookfield Member. The closing of the exercise of the Specified Award Call shall occur and be effective on the last day of the Fiscal Quarter in which the expiration of the applicable Evaluation Period occurs, so long as the Evaluation Period expires at least 30 calendar days before the end of the Fiscal Quarter (otherwise the closing shall occur on the last day of the immediately following Fiscal Quarter) and in no event shall the closing occur following June 30, 2024.

(d) If on or before the expiration of the Evaluation Period, the Intel Member does not present a Qualifying Structure, or if Enacting Regulations are issued after May 31, 2024, there shall be no changes to the terms set forth in the Transaction Documents, except as otherwise agreed by the parties thereto pursuant to the terms set forth therein.

Section 12.7 Brookfield Default Call. In the event of an uncured default by the Brookfield Member pursuant to Section 2.6(d) and following the sixty (60) calendar day cure period required under Section 2.6(d)(iii) (the last day of such period, the “Cure Period End Date”), the Intel Member shall have the right to initiate its exercise of the Intel Call Right pursuant to this Section 12.7 (a “Brookfield Default Call”), as follows:

(i) The Intel Member shall have the right to exercise the Brookfield Default Call at any time during the sixty (60) calendar day period following the Cure Period End Date by delivering to the Brookfield Member and the Company an Intel Call Notice (specifying that the exercise is being made with respect to a Brookfield Default Call).

(ii) The Call Price with respect to a Brookfield Default Call shall be equal to the Brookfield Invested Capital Amount.

(iii) The closing of a Brookfield Default Call transaction shall be effective as of the date set forth in the Intel Call Notice, which shall be no less than ten (10) calendar days following delivery of the Intel Call Notice (subject to extension if necessary to permit approvals from Governmental Entities). At the closing of a Brookfield Default Call transaction:

(iv) the Brookfield Member shall deliver or cause to be delivered the Called Units or Brookfield Called Equity (as applicable), duly endorsed or accompanied by written instruments of transfer in form reasonably satisfactory to the Intel Member, duly executed by the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) and accompanied by all requisite transfer taxes, if any;

(v) the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) shall represent and warrant (A) that it is the sole beneficial and record owner of such Called Units or Brookfield Called Equity (as applicable), (B) that such interests are being validly transferred free and clear of all free and clear of all liabilities and Liens, (C) with respect to the due authorization, execution and delivery of any agreement entered into in connection therewith, and (D) with respect to its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, and shall otherwise agree to complete such transaction on customary terms and conditions and pursuant to customary documents;

(vi) the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) shall cause all liabilities and all Liens associated with the Called Units or the Brookfield Called Equity, as applicable, to be discharged prior to consummation of the Intel Call Right;

(vii) the Intel Member shall pay the applicable Call Price in immediately available funds to a bank account or bank accounts of (as designated by) the Brookfield Member, subject to the consummation of the Transfer of the Called Units or the Brookfield Called Equity (as applicable); and

(viii) following the consummation of such Brookfield Default Call transaction, (A) the Brookfield Member shall no longer be entitled to any rights in respect of the Called Units, including the right to any Distributions or payments by the Company and shall thereupon cease to be a Member of the Company or (B) the immediate owners of the Brookfield Member shall no longer by entitled to any rights in respect of the Brookfield Called Equity, including the indirect right to any Distributions or payments by the Company and shall thereupon case to be owners of the Brookfield Member, as the case may be.

Section 12.8 Remedies. Without limitation to any other remedies available to the Intel Member, material breach by the Brookfield Member (or, in the case of the Brookfield Called Equity, its immediate owners) of any of its (or their) obligations to discharge liabilities or Liens as required by this Article 12, to fund a share of Breakage Costs as required by this Article 12, or as set forth in Section 16.1 or Section 16.2, shall result in a suspension of all voting and Distribution rights of the Brookfield Member pursuant to this Agreement, and all Brookfield Managers shall be deemed removed immediately upon the occurrence of such breach, in each case, until (a) the Intel Member either rescinds the exercise of its Intel Call Right or Brookfield Default Call or (b) the Forced Transfer Units, the Called Units or the Brookfield Called Equity (as applicable) are transferred to the Intel Member or the applicable Transferee, in each case, pursuant to this Article 12; provided that, in such case, the Call Price in respect thereof shall be reduced by an amount, if any, by which the Breakage Costs have decreased as of such later date (as compared to the Breakage Costs as of the original date of such exercise).

ARTICLE 13

DISSOLUTION OF COMPANY

Section 13.1 Termination of Membership. No Member may resign or withdraw from the Company except as otherwise set forth herein. The expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member will not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company will be continued without dissolution.

Section 13.2 Events of Dissolution. The Company will be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) subject to compliance with Section 6.4 and Schedule 6.4, the determination of the Board, (c) the disposition of all of the Company’s assets or (d) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member unless the business of the Company is continued in a manner permitted by this Agreement or the Act.

Section 13.3 Liquidation. Upon dissolution of the Company for any reason, the Company will immediately commence to wind up its affairs. A reasonable period of time will be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of its remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof will be distributed so as not to contravene the Act and will be otherwise distributed to the Members in accordance with their positive Capital Account balances. A full accounting of the assets and liabilities of the Company will be taken and a statement thereof will be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements will be prepared under the direction of the Board. Notwithstanding any other provision of this Agreement to the contrary, if upon a dissolution and termination of the Company and after taking into account all allocations of Net Profit and Net Loss, there remains a deficit in any Member’s Capital Account, then gross items of income, gain, deduction and loss for Capital Account purposes for such Fiscal Year (and to the extent permitted by Section 761(c) of the Code, gross items of income and gain for Capital Account purposes for the prior Fiscal Year) shall be allocated so as to eliminate, to the extent possible, the deficit balance in any Member’s Capital Account in proportion to such deficit.

Section 13.4 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Units of all Members. Accordingly, except where the Board has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18-802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

Section 13.5 No Further Claim. Upon dissolution, each Member will have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member will have no recourse against the Company, the Board or any other Member.

Section 13.6 First Offer and Cooperation Rights. In connection with any transfer of property or assets of the Company in a dissolution of the Company or otherwise without the approval of the Intel Managers, Intel Member shall first have the right to purchase any or all of such property or assets at Fair Value and, if Intel Member does not purchase any such assets, the Company shall provide commercially reasonable assistance and cooperation to Intel Member to identify and to sanitize or otherwise remove the Intel Member’s or any of its Affiliates’ Intellectual Property from any assets being distributed to a Member other than Intel Member or transferred to a Third Party, including the Intel Member Confidential Information, from any or all such property or assets prior to such distribution, transfer or dissolution, as applicable.

ARTICLE 14

DUTIES

Section 14.1 Business Opportunities. To the fullest extent permitted by Law, the doctrine of corporate opportunity and any analogous doctrine will not apply to any Exempted Person. The Company, on behalf of itself and each of its Subsidiaries, renounces any interest or expectancy of the Company or any of its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities (including, for the avoidance of doubt, any Economic Incentives with respect to any other project) that are known or from time to time presented to an Exempted Person, including with respect to those set forth on Schedule 14.1. Each Exempted Person who acquires knowledge of a potential transaction, agreement, arrangement, Economic Incentive or other matter that may be an opportunity for the Company or any of its Subsidiaries (a) will not have any duty to communicate or offer such opportunity to the Company or any of its Subsidiaries and (b) will not be liable to the Company or any of its Subsidiaries or to the equityholders of the Company or any of its Subsidiaries because such Exempted Person pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company or any of its Subsidiaries.

Section 14.2 Reliance, etc. Notwithstanding any other provision of this Agreement, an Exempted Person acting under this Agreement shall not be liable to the Company for such Person’s good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Member or Board Member (in each case, other than a Person who is also an officer or employee of the Company or any of its Subsidiaries) is permitted or required to make a decision (a) in such Person’s discretion or under a grant of similar authority, such Person shall be entitled to consider only such interests and factors as such Exempted Person desires, including the interests of such Person’s and Affiliates thereof, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member, any Board Member or any other Person, or (b) in such Person’s good faith or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards; provided, however, that the Board Members shall not take any actions in contravention of their duties set forth in Section 14.3.

Section 14.3 Duties. Without limiting the applicability of any other provision of this Agreement, including the provisions of Section 14.1 and the other provisions of this Section 14.3 the following provisions, as applicable, shall be applicable to the Board and the members thereof in their capacity as members of the Board and to officers of the Company:

(a) The Board and the members thereof and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such members and such decisions would have the benefit of such rule if the Board were a board of directors of a Delaware corporation.

(b) No Board Member, in his or her capacity as a Board Member, shall have any fiduciary or other duty to the Company, any Member, any other Board Member or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and other than such Board Member’s express obligations under this Agreement. To the maximum extent permitted by applicable Law, whenever a Board Member, in his or her capacity as a Board Member, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Board Member is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Board Member shall be entitled to consider only such interests and factors, including his or her own (or those of the Member that appointed such Board Member), as such Board Member desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

(c) To the maximum extent permitted by applicable Law, no Board Member shall be liable to the Company, to any Member or to any other Board Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Board Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Board Member engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing; provided, however, the foregoing shall not limit or otherwise affect (i) the scope or applicability of Investor Liabilities or (ii) a Board Member’s liability with respect to a breach of the express terms of this Agreement applicable to such Board Member.

(d) Any Board Member, in his or her capacity as a Board Member, shall be entitled to rely on the provisions of this Agreement and on the advice of counsel, accountants and other professionals that is provided to the Company or such Board Member, and such Board Member shall not be liable to the Company or to any Member for such reliance on this Agreement or such advice; provided, however, that there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Board Member engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

(e) Officers of the Company (other than officers serving in a national security or similar capacity) shall have customary fiduciary duties and waivers that would apply to officers of a corporation in Delaware.

(f) Notwithstanding anything to the contrary in this Section 14.3, the limitations set forth herein shall not eliminate the implied contractual covenant of good faith and fair dealing or limit the duties or obligations of any Member or Board Member who is also an officer or employee of the Company or any of its Subsidiaries from performing such duties in accordance with any employment or similar agreement, any policies or procedures applicable to such Person in such capacity or any duty or obligation in such capacity arising under applicable Law.

Section 14.4 Board Member Indemnification.

(a) Subject to the limitations set forth in Section 14.4(f), the Company shall indemnify any Board Member who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is a Board Member (each, a “Proceeding”), against any and all losses, claims, expenses (including reasonable out-of-pocket attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Board Member in connection with such Proceeding; provided, however, that such Board Member shall not be indemnified by the Company if there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Board Member is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Board Member committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company (including available insurance coverage, if any), as an expense of the Company and, accordingly, no Board Member shall be subject to personal liability by reason of these indemnification provisions.

(b) Except as provided in Section 14.4(c), any indemnification under this Section 14.4 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a Board Member is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 14.4(a). The determination of whether a Board Member has met the standard of conduct that entitled it to indemnification hereunder shall be made by the Board. To the extent that a Board Member has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 14.4(a), or in defense of any claim, issue or matter therein, such Board Member shall be indemnified against expenses (including reasonable out-of-pocket attorneys’ fees) actually and reasonably incurred by such Board Member in connection therewith, without the necessity of authorization in the specific case.

(c) Upon written request by a Board Member, the Company shall pay reasonable out-of-pocket expenses incurred (or reasonably expected to be incurred) by such Board Member in defending or investigating a Proceeding in advance of (a) the final disposition of such Proceeding and (b) the determination of whether such Board Member has met the standard of conduct that entitles such Board Member to indemnification hereunder; provided, however, prior to payment (or advancement) by the Company of any such expenses, the Board Member shall provide an unsecured undertaking to the Company to repay all such amounts if it shall ultimately be determined that such Board Member is not entitled to be indemnified by the Company as authorized by this Section 14.4; provided, further, that in no event shall the Company be required to pay or advance to any Board Member any amounts in connection with a Proceeding initiated by (i) such Board Member, (ii) the Company or any of its Subsidiaries, (iii) the Intel Member or any of its Affiliates (in the case of any Intel Manager) or (iv) the Brookfield Member or any of its Affiliates (in the case of any Brookfield Manager).

(d) The indemnification and advancement of expenses provided by or granted pursuant to this Section 14.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, a vote of the Board or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The provisions of this Section 14.4 shall not be deemed to preclude the indemnification of any Person who is not specified in Section 14.4(a), but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

(e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14.4 shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Board Member. Any amendment, modification or repeal of this Section 14.4(e) or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Board Members, or terminate, reduce or impair the right of any past, present or future Board Members, under and in accordance with the provisions of this Section 14.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(f) Notwithstanding anything in this Section 14.4 to the contrary, the Company shall not be required to indemnify a Board Member appointed by the Brookfield Member in connection with liabilities that constitute Investor Liabilities, except to the extent the Brookfield Member makes an Investor Liability Contribution and then, such indemnification obligation shall be limited to the aggregate amount of the Investor Liability Contribution.

ARTICLE 15

REPRESENTATIONS BY THE MEMBERS

Each Member hereby represents and warrants to, and agrees with, the other Members and the Company, severally and not jointly and solely on its own behalf, as follows:

Section 15.1 Investment Intent. Such Member (a) is acquiring such Member’s Units with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Units within the meaning of the Securities Act or any applicable state securities Laws or “blue sky” Laws, or otherwise Transferring such Units, in each case in violation of applicable Law and (b) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Units or any interest therein or any rights relating thereto without complying with the provisions of this Agreement shall be void and of no effect.

Section 15.2 Securities Regulation.

(a) Such Member acknowledges and agrees that such Member’s Units are being issued and sold in reliance on the exemptions from registration under the Securities Act and exemptions contained in applicable state securities Laws or “blue sky” Laws, and that such Member’s Units cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities Laws or “blue sky” Laws or pursuant to an effective registration statement under the Securities Act and applicable state securities Laws or “blue sky” Laws.

(b) Except as otherwise set forth in this Agreement, such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Units for public sale and that, unless such Member’s Units are registered or an exemption from registration is available, such Member’s Units may be required to be held indefinitely.

Section 15.3 Knowledge and Experience; Independent Investigation. Such Member is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and/or such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto. Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and such Member has been provided access to the personnel, properties, books and records of the Company sufficient to make an informed investment decision regarding its acquisition of the Units and entry into this Agreement.

Section 15.4 Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Units for an indefinite period of time, and such Member is aware that such Member may lose the entire amount of such Member’s investment in the Company.

Section 15.5 Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other Laws affecting the enforcement of creditors rights).

Section 15.6 Tax Treatment. The Members and the Company intend that the Company shall be treated as a partnership for U.S. federal and applicable state or local income tax purposes. Unless the prior written consent of the Board is obtained, the Company and the Members will not take a position on any of the Company’s or such Member’s tax returns or in any of the Company’s or such Member’s claims for refund or administrative or legal proceedings or otherwise take any action, in each case, that is inconsistent with such treatment, this Agreement or with any information return filed by the Company.

Section 15.7 Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction and the determination of such Member to acquire any Units pursuant to this Agreement has been made by such Member independent of any such answers given or other statements made by the Company, its Subsidiaries and their respective Affiliates and representatives.

Section 15.8 Tax and Other Advice. Such Member has had the opportunity to consult with such Member’s own tax and other advisors with respect to the consequences to such Member of the purchase, receipt or ownership of the Units, including the tax consequences under federal, state, local, and other income tax Laws of the United States or any other country and the possible effects of changes in such tax Laws. Such Member acknowledges that none of the Company, its Subsidiaries, Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present directors, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to such Member regarding the consequences to such Member of the purchase, receipt or ownership of the Units, including the tax consequences under federal, state, local and other tax Laws of the United States or any other country and the possible effects of changes in such tax Laws.

Section 15.9 Tax Information. Such Member has executed and provided the Company properly completed copies of IRS Form W-9, which is valid as of the date hereof, and will promptly provide any additional information or documentation reasonably requested by the Company relating to tax matters; if any such information or documentation previously provided becomes incorrect or obsolete, such Member will promptly notify the Company and provide applicable updated information and documentation.

Section 15.10 Publicly Traded Partnership Matters. Either (a) such Member is not, for U.S. federal income tax purposes, a partnership, trust, estate or “S Corporation” as defined in the Code (in each case a “Pass-Through Entity”) or (b) such Member is, for U.S. federal income tax purposes, a Pass-Through Entity, and within the meaning of Treasury Regulations Section 1.7704-1, (i) it is not a principal purpose of the use of the tiered arrangement involving such Member to permit the Company to satisfy the 100-partner limitation described in Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) at no time during the term of the Company will substantially all of the value of a beneficial owner’s interest in such Member (directly or indirectly) be attributable to such Member’s ownership of its Units, and such Member has not Transferred and will not Transfer its Unit on or through (A) an established securities market or (B) a secondary market or the substantial equivalent thereof, all within the meaning of Section 7704(b) of the Code.

Section 15.11 Restricted Persons. Each Member confirms that it is not, nor is it Controlled by or acting on behalf of any Restricted Person and no Restricted Person directly or indirectly owns more than five percent (5%) of the Company through such Member’s ownership interest except as set forth in Schedule 2.1.

Section 15.12 Consents and Approvals; No Conflict. The execution and delivery by such Member of this Agreement will not (a) conflict with the organizational documents of such Member, (b) result in the creation of any Lien upon the ownership interests of such Member or upon such Member’s assets (other than Liens on the Units arising under this Agreement and restrictions on transferability under applicable state or federal securities Laws), (c) give any Third Party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the organizational documents of such Member or (d) violate any Law to which such Member or its assets is subject, except in the case of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to such Member.

Section 15.13 ERISA Representation. Such Member is not acquiring the Units with, or contributing any property to the Company that is, any asset that is deemed to be an asset of one or more employee benefit plans as defined in Section 3(3) of ERISA subject to Title I of ERISA, or a plan subject to Code §4975.

ARTICLE 16

COVENANTS OF THE MEMBERS

The applicable Member(s) hereby covenant to, and agree with, the other Members and the Company, severally and not jointly and solely on its own behalf, as follows:

Section 16.1 Hedging Agreements. Other than Hedging Agreements in respect of interest rates associated with floating-rate Indebtedness, the Brookfield Member shall not enter into any Hedging Agreements. The Brookfield Member shall not at any time permit the notional balance of interest rate Hedging Agreements to which it is a party or otherwise subject as of any date to exceed the sum of (a) the notional principal amount of any floating-rate Indebtedness to which the Brookfield Member is a party or otherwise subject as of such date and (b) the notional principal amount of any floating-rate Indebtedness to which the Brookfield Member reasonably anticipates it will become a party.

Section 16.2 Brookfield Member. The Brookfield Member is, and at all times shall be, treated as a disregarded entity for U.S. federal income tax purposes.

Section 16.3 Enforcement of Affiliate Contracts. The Intel Member shall administer and enforce the Transaction Documents and all other contracts entered into by or on behalf of the Company with Intel Member or any of its Affiliates (collectively, the “Affiliate Contracts”), on behalf of the Company. The Intel Member shall not, and shall cause its Affiliates not to (if applicable), terminate the Affiliate Contracts due to (x) the Intel Member’s failure to perform its obligations under this Agreement or (y) the Company’s failure to perform with respect to any Change Order initiated by Intel or one of its Affiliates without the consent of Brookfield Member. To the extent there is a payment breach under any Affiliate Contract, the Brookfield Member shall be entitled to claim damages on behalf of the Company from Intel under such Affiliate Contract (or, to the extent Intel is not the counterparty to such Affiliate Contract, the Intel-Affiliated counterparty to such Contract), and such damages shall be (a) in the amount that would have been received by the Company but for such payment breach and (b) held and accounted for, and permitted to be used or distributed by the Company, in each case, in the same manner as such amounts would have been held, accounted for and used or distributed if such Affiliate Contract had not been breached.

Section 16.4 Ownership of Units. Each of the Members is, and at all times shall remain, in material compliance with all applicable Laws respecting their ownership of the Units and status as a Member of the Company.

Section 16.5 Economic Incentives. Each Member agrees that it shall reasonably consider Economic Incentives suggested by any Member, and that the Board may cause the Company to pursue such Economic Incentives (in the case such Economic Incentives constitute Indebtedness, to the extent mutually consented to by the Intel Member and Brookfield Member); provided, that no such application or receipt of Economic Incentives may expressly prohibit or expressly limit quarterly Distributions of Available Cash in accordance with Section 4.1(b)(i)(3); provided, further, that performance and payment obligations associated with Economic Incentives shall not be deemed to be an express limitation or prohibition on such Distributions of Available Cash to the extent they do not reduce expected Available Cash and do not adversely impact the Brookfield Member. Subject to the foregoing, the Intel Member may cause the Company to comply with the CHIPS Act, the FABS Act and other applicable Laws or regulations that would make the Intel Member or its Affiliates (including the Company) eligible for Economic Incentives. For the avoidance of doubt, any disallowance or recapture of Economic Incentives (other than to the extent arising from an Investor Liability or a Transfer in violation of Section 10.3 or an action or inaction by the Brookfield Member or its Affiliates in violation of Section 16.6) will be borne solely by the Intel Member and funded by the Intel Member via an Unbudgeted Capital Contribution to the extent required for the Company to pay costs due and payable by it.

Section 16.6 Specified Awards.

(a) The Brookfield Member, its Affiliates and the Company shall use commercially reasonable efforts to provide to Intel all information or documents reasonably requested by Intel to support its efforts to apply for a Specified Award, and any information or documents requested by the U.S. Department of Commerce (“Commerce”) or other applicable Governmental Entity in connection with such an application, subject to the Brookfield Member and its Affiliates confidentiality policies and obligations and applicable contractual restrictions and applicable Law; provided, that the Brookfield Member and its Affiliates may submit business confidential information directly to Commerce or any other applicable Governmental Entity in connection with such requests. For purposes of this Section 16.6(a), with respect to Brookfield, “Affiliate” shall be limited to the Brookfield Fund Entities and any Subsidiary thereof and the Brookfield Fund GPs, in each case, excluding portfolio companies that have not received any Confidential Information or otherwise been involved in the consideration or negotiation of the transactions contemplated by the Transaction Documents.

(b) The Brookfield Member shall promptly notify the Intel Member in writing of any communication it or any of its Affiliates receives from any Governmental Entity relating to a Specified Award or application for a Specified Award and permit the Intel Member to review in advance any proposed written communication by the Brookfield Member or the Company to any Governmental Entity in connection therewith, to the extent permitted by Law and subject to customary confidentiality protections. The Brookfield Member shall not agree to participate in any meeting (including by video conference or telephone) with any Governmental Entity in respect of any matter relating to a Specified Award or application for a Specified Award unless it consults with the Intel Member in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the Intel Member the opportunity to attend and participate at such meeting. Subject to the terms and conditions related to confidential, proprietary or commercially sensitive information that are contained in this Agreement and the other Transaction Documents (“Confidentiality Provisions”), each Member will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other Member and the Company may reasonably request in connection with preparing, and responding to requests from Governmental Entities about, any applications by the Company for Specified Awards.

(c) Intel, the Intel Member and the Company’s sole remedies for any breach of the covenants set forth in Section 16.6(a) and Section 16.6(b) by the Brookfield Member or any of its Affiliates shall be (i) specific performance or (ii) the exercise by the Intel Member of a Specified Award Call to the extent such remedy is available pursuant to Section 12.6.

(d) Prior to May 31, 2024, the Intel Member, Intel and its Affiliates, in connection with the Arizona Fab, shall use commercially reasonable efforts to advocate for the Enacting Regulations to not include a Disqualification Trigger. The Members shall periodically consult with each other regarding advocacy strategies and material developments in connection with the Enacting Regulations.

(e) None of the Brookfield Member or any of its Affiliates shall take, fail to take, or permit to be taken, any action that would cause such Person to be in breach of the following representations and warranties:

(i) All of the equity interests in Brookfield are owned, directly or indirectly, by (A) the Brookfield Fund Entities and (B) Brookfield Infrastructure Partners L.P., a Bermuda limited partnership. The Brookfield Fund GPs directly or indirectly Control Brookfield and each of the Brookfield Fund Entities, and no Person (other than Brookfield Asset Management Inc. via the Brookfield Fund GPs) holds any “control” (as defined pursuant to 31 CFR § 800.208 as of the date hereof) rights with respect to Brookfield or any of the Brookfield Fund Entities.

(ii) In the five (5) years prior to the date hereof, none of Brookfield or its Affiliates, nor any of their respective directors or officers, general partners, managers, employees or, to the Knowledge of Brookfield, agents, in each case acting on behalf of Brookfield or its Affiliates: (A) has, directly or indirectly violated any applicable Anti-Corruption Laws or Ex-Im Laws, (B) has been, nor is, a Restricted Person or a Sanctioned Person, (C) transacted business or had any dealings with or for the benefit of any Restricted Person or Sanctioned Person nor otherwise violated Sanctions, or (D) has received any allegation, inquiry, notice or communication that alleges that the Company, Brookfield or any Person acting for or on behalf or at the direction thereof may have violated any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, and is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication. To the Knowledge of Brookfield, no capital contribution to the Brookfield Fund Entities by a limited partner has been derived from any illegal or illegitimate activities.

(iii) (A) The Brookfield Fund Entities have not contributed to Brookfield or the Company capital from an individual limited partner or other passive investor in the Brookfield Fund Entities who is (1) a government of, (2) an entity organized under the laws of or having its principal place of business in, or (3) a citizen or lawful permanent resident of any “foreign country of concern,” within the meaning of Section 103(a)(4) of the CHIPS and Science Act of 2022, H.R. 4346 (as in effect on the Contribution Agreement Execution Date and with the parties’ acknowledgment and agreement that no country is listed under Section 103(a)(4)(B) of such Act as of the Contribution Agreement Execution Date), if any, in excess of five percent (5%) of the aggregate amount of capital contributed from limited partners of the Brookfield Fund Entities to Brookfield or the Company, (B) the aggregate amount of capital contributed from the Brookfield Fund Entities to Brookfield or the Company from such limited partners and/or passive investors described in the foregoing clause (A) is less than ten percent (10%) of the aggregate amount of capital contributed from the Brookfield Fund Entities to Brookfield or the Company and (C) no Person directly or indirectly holds or has otherwise acquired any economic or voting interest in Brookfield or the Company, other than as a direct result of (and in proportion to) capital contributions made by the Brookfield Fund Entities to Brookfield or the Company (as applicable) on behalf of such Person.

(iv) Neither Brookfield nor any of its Affiliates is a “foreign entity of concern” within the meaning of 15 U.S.C. § 4651(6) (as such term is in effect on the Contribution Agreement Execution Date and with the parties’ acknowledgment and agreement that no entity is listed under 15 U.S.C. § 4651(6)(E) as of the Contribution Agreement Execution Date).

For purposes of this Section 16.6(e), the term “Affiliate” shall have the meaning given to such term in the Contribution Agreement.

Section 16.7 Licenses and Permits. Each Member agrees that it shall use commercially reasonable efforts to cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any federal, state, local or foreign license or permit needed to operate its business or the business of any entity in which the Company invests.

Section 16.8 Indemnities. Each Member agrees that it shall indemnify and hold harmless the Company and the other Members from and against all losses, damages, liabilities and expenses (including reasonable attorneys’ fees and charges) resulting from any breach of any representation, warranty or agreement of such Member in this Agreement or any misrepresentation by such Member in this Agreement. In the event the acts or omissions of a Member give rise to any indemnification obligation of the Company under the Contribution Agreement, such Member shall make a Capital Contribution in cash to the Company (for no additional Units) in the amount of such indemnification obligation (an “Indemnity Payment Contribution”) and the Company shall pay such indemnification obligation in accordance with Section 4.1(f).

Section 16.9 DCSA. Each Member agrees to use reasonable best efforts to comply with the NISPOM and to submit all applicable and required information and take all required actions to comply with the NISPOM, applicable national or industrial security regulations, and any relevant Foreign Ownership, Control, or Influence (“FOCI”) related requirements and similar requirements included in any Government Contract. The Members agree to use reasonable best efforts to minimize the nature and burden of FOCI or CFIUS mitigation including taking actions and agreeing to certain limitations consistent with this Agreement to reduce the burden of any required FOCI or CFIUS mitigation; provided, that the foregoing shall in no way limit, restrict, hinder, or otherwise impede the Brookfield Member’s ability to designate at least one (1) director to the Board or restrict the Brookfield Member’s access to information or reporting that would limit, restrict, hinder, materially delay, or prevent the Brookfield Member from providing required information or reports to its or its Affiliates’ lenders.

Section 16.10 Intel Parent Guaranty. If, subject to the terms and conditions of that certain Parent Guaranty, made by Intel in favor of the Company, dated as of the date of the Contribution Agreement (the “Intel Parent Guaranty”), the Brookfield Member makes a claim under the Intel Parent Guaranty in respect of the payment of any Company Net Liability, the proceeds from any payment by Intel in connection with such claim shall be placed in the Extraordinary Proceeds Account, and the Brookfield Member shall be entitled to cause the Company to use such proceeds to satisfy such Company Net Liability.

ARTICLE 17

REPRESENTATIONS OF THE COMPANY

In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:

Section 17.1 Duly Formed. The Company is a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Units to be issued to the Members hereunder.

Section 17.2 Valid Issuance. When the Units are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Units issued to the Members will be duly and validly issued and, subject to Section 2.6 in respect of Capital Contributions, no additional liability or for any obligations of the Company will attach thereto.

ARTICLE 18

AMENDMENTS TO AGREEMENT

Section 18.1 Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by all Members. Any amendment or modification to this Agreement made in breach of this Section 18.1 shall be void ab initio and of no force or effect.

Section 18.2 Corresponding Amendment of Certificate. The Board will cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

ARTICLE 19

GENERAL

Section 19.1 Management Fees. Neither of the Intel Member nor the Brookfield Member shall be entitled to receive any management fee in respect of services rendered to the Company in connection with the actions contemplated by this Agreement; provided, that this Section 19.1 shall not affect any amounts payable by or to the Company pursuant to other Transaction Documents.

Section 19.2 Successors; Governing Law. This Agreement: (a) will be binding upon the executors, administrators, estates, heirs and legal successors of the Members and (b) will be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer such construction to the laws of another jurisdiction.

Section 19.3 Notices, Etc. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and: (a) upon delivery, if delivered by hand; (b) immediately, if transmitted via e-mail with the subject line “Project Cream Notice” (with confirmation by non-automated reply); (iii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second Business Day following the date of dispatch); or (iv) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:

if to the Intel Member or the Company:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California

United States 95054

Attention:     Patrick Bombach

Email:           patrick.bombach@intel.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California

United States 94301

Attention:     Sonia K. Nijjar

             Aryan Moniri

E-mail:         sonia.nijjar@skadden.com

             aryan.moniri@skadden.com

and

if to the Brookfield Member:

Foundry JV Holdco LLC

c/o Brookfield Asset Management

Two Allen Center

1200 Smith Street Suite 640

Houston, Texas 77002

Attention:     Fred Day

             Elisabeth Press

E-mail:         fred.day@brookfield.com

             elisabeth.press@brookfield.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:     Douglas E. Bacon, P.C.

             Kim Hicks, P.C.

             Brittany Sakowitz, P.C.

             Allan Kirk

E-mail:         doug.bacon@kirkland.com

             kim.hicks@kirkland.com

             brittany.sakowitz@kirkland.com

             allan.kirk@kirkland.com

Section 19.4 Execution of Documents. Each Member, including any new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board or any Person designated by the Board to act on such Member’s behalf for purposes of this Section 19.4 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

(a) all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board, necessary to protect the limited liability of the Members; and

(b) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

The appointment of each member of the Board as such Member’s attorney-in-fact to act on its behalf for purposes of this Section 19.4 will be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and will survive the bankruptcy or dissolution of any Member giving such power and the transfer or assignment of all or any part of such Member’s Units; provided, however, that in the event of a Transfer by a Member of all of its Units, the power of attorney given by the transferor will survive such assignment only until such time as the transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed, and recorded to effect such substitution.

Section 19.5 Consent to Jurisdiction; Service of Process; WAIVER OF JURY TRIAL. The parties hereto irrevocably consent to the jurisdiction and venue of the state and federal courts located in Delaware in connection with any action relating to this Agreement and agree that service of summons, complaint or other process in connection with any such action may be made as set forth in Section 19.3 and that service so made will be as effective as if personally made in the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 19.6 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by Law.

Section 19.7 Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, the principle of contra proferentum shall not apply to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 19.8 Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

Section 19.9 No Third Party Rights. Except as expressly provided herein, the provisions of this Agreement are solely for the benefit of the Company, the Board and the Members and no other Person, including creditors of the Company, will have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement. Notwithstanding the foregoing, each Exempted Person not otherwise party to this Agreement shall be an express third-party beneficiary of this Agreement.

Section 19.10 Specific Performance. The parties hereto recognize that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled to seek one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach, all without the need to post a bond and in an expedited hearing. Without liming the foregoing, (i) the Intel Member shall have the right to seek enforcement on behalf of the Company of the indemnity of the Brookfield Member pursuant to Section 4.1(e) and the Equity Commitment Letter and (ii) the Brookfield Member shall have the right to seek enforcement on behalf of the Company of the Intel Parent Guaranty.

Section 19.11 Entire Agreement. This Agreement, the Transaction Documents, each Member’s respective purchase agreement, Contribution Agreement or unit certificate and the other agreements contemplated hereby and thereby constitute the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior meetings, communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the Company, whether oral or written, none of which will be used as evidence of the parties’ intent. In addition, each party hereto acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and will in all respects be subject to the foregoing sentence.

Section 19.12 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 19.13 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement, each Member’s respective purchase agreement, Contribution Agreement or unit certificate and the other agreements contemplated hereby and thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic delivery (i.e., by email of a PDF signature page), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of an electronic signature or the fact that any signature or agreement or instrument was transmitted or communicated electronically as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 19.14 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Delaware, or the jurisdiction in which the Company’s principal office is located, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday, or legal holiday.

Section 19.15 Survival. Section 5.1, Section 8.5 and Article 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the Company.

Section 19.16 Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

*    *    *    *

THE COMPANY

ARIZONA FAB LLC

By:	/s/ Fred Day
Name: Fred Day
Title: President

Signature Page to Amended and Restated Limited Liability Company Agreement of Arizona Fab LLC

MEMBERS:

SOLELY FROM THE CLOSING TO THE

INTEL HOLDCO CONTRIBUTION TIME

INTEL CORPORATION

By:	/s/ Saf Yeboah
Name: Saf Yeboah
Title: Senior Vice President, Chief Strategy Officer

Signature Page to Amended and Restated Limited Liability Company Agreement of Arizona Fab LLC

MEMBERS:

SOLELY FOLLOWING THE

INTEL HOLDCO CONTRIBUTION TIME

ARIZONA FAB HOLDCO INC.

By:	/s/ David Miscia
Name: David Miscia
Title: President

Signature Page to Amended and Restated Limited Liability Company Agreement of Arizona Fab LLC

MEMBERS:

FOUNDRY JV HOLDCO LLC

By:	/s/ Fred Day
Name: Fred Day
Title: President

By:	/s/ Ralph Klatzkin
Name: Ralph Klatzkin
Title: Vice President

Signature Page to Amended and Restated Limited Liability Company Agreement of Arizona Fab LLC

Exhibit A

DEFINITIONS

For purposes of this Agreement (a) certain capitalized terms have specifically defined meanings set forth below, (b) references to “Articles,” “Exhibits,” “Schedules,” “Recitals” and “Sections” are to Articles, Exhibits, Schedules, Recitals and Sections of this Agreement unless explicitly indicated otherwise, (c) except with respect to the CHIPS Act or the FABS Act, references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” the word “or” shall include both the conjunctive and disjunctive and the word “any” shall mean “one or more”, (e) common nouns and pronouns and any variations thereof shall be deemed to refer to singular or plural, (f) unless the context indicates otherwise, “member” or “members” and “limited liability company” or “limited liability companies” shall be substituted in and for references to “partner” or “partners” and “partnership” or “partnerships”, respectively, in the Code, Treasury Regulations and any pronouncements by the IRS and (g) any reference to “dollar”, “dollars” or “$” shall mean U.S. dollars.

“Acceptable Confidentiality Provisions” is defined in Section 8.5(a).

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

“Additional Brookfield Contribution” is defined in Section 2.6(e).

“Additional Capital Contributions” means, as the context may require, Budgeted Capital Contributions, Unbudgeted Capital Contributions and/or Additional Brookfield Contribution.

“Adjusted Intel Units” means, with respect to any Cram-Down Contribution, a number of Units equal to the product of (a) 49,000 multiplied by (b) the Adjustment Ratio.

“Adjustment Ratio” means, with respect to any Cram-Down Contribution, a ratio equal to the quotient of (a) the sum of (i) the Intel Member’s Budgeted Capital Commitment plus (ii) the aggregate amount of all Cram-Down Contributions divided by (b) the difference of (i) the Brookfield Member’s Budgeted Capital Commitment minus (ii) the aggregate amount of all Cram-Down Contributions.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of August 22, 2022, by and between the Company and Intel.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person, (b) other than for purposes of Section 10.2(b)(i), any Person who is a general partner, partner, member, managing director, manager, officer, director or principal of the specified Person or (c) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person.

“Affiliate Contracts” is defined in Section 16.3.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” is defined in the Contribution Agreement.

“Arizona Fab” means, collectively, the two semiconductor wafer fabrication buildings, Fab 52 and Fab 62, together with related structures and assets and equipment owned or leased by the Company in connection therewith, located on Intel’s Ocotillo campus in the State of Arizona.

“Asset Value” of any property of the Company means its adjusted basis for U.S. federal income tax purposes unless: (a) the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross Fair Value of the property agreed to by the Company and the contributing Member; or (b) the property of the Company is revalued in accordance with Section 3.2, in which event the Asset Value for such property shall equal the Fair Value established pursuant to such revaluation. As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods (or portions thereof) subsequent to such prior determination date.

“Assignee” is defined in Section 10.1(c).

“Assignor” is defined in Section 10.1(b).

“Available Cash” means as of each applicable Quarterly Date (a) prior to the O&M Agreement Initial Term Date, the amounts remaining in the Operating Account after giving effect to the authorized payments or other transfers made pursuant to Section 4.1(b)(i)(1) on such date and (b) on and after the O&M Agreement Initial Term Date, the amounts remaining in the Operating Account after giving effect to the authorized payments or other transfers made pursuant to Sections 4.1(b)(ii)(1) and 4.1(b)(ii)(2) on such date.

“Blocker Corporation” means a corporation or other entity treated as a corporation for U.S. federal income tax purposes that holds directly or indirectly (through one or more entities that are either disregarded or classified as a partnership for U.S. federal income tax purposes, including the Brookfield Member) Units and (i) such entity has no material assets (directly or indirectly through the entities described in the first parenthetical of this definition) other than Units, cash or cash equivalents, and interests in entities described in the first parenthetical of this definition, and (ii) such entity (and the entities described in the first parenthetical of this definition) has no liability for taxes of any Person (other than for such entity and the entities described in the first parenthetical of this definition) as a transferee or successor, by operation of applicable Law, by contract or otherwise, except the extent that such liability is borne by the owners of securities in such Blocker Corporation (e.g., as a reduction to the proceeds to be received by such owners in connection with a disposition of the securities in such Blocker Corporation or through an indemnity for such liability).

“Board” means the Board of Managers of the Company elected and determined as provided in Schedule 6.1.

“Board Member” is defined in Schedule 6.1.

“Breakage Costs” means premium, penalty or hedge termination costs resulting from the prepayment of Indebtedness for borrowed money (and termination of associated obligations under the Hedging Agreements).

“Brookfield” means Brookfield Asset Management Inc., a Canadian corporation.

“Brookfield Called Equity” is defined in Section 12.1.

“Brookfield Default Call” is defined in Section 12.7.

“Brookfield Fund Entities” is defined in the Contribution Agreement.

“Brookfield Fund GPs” is defined in the Contribution Agreement.

“Brookfield Invested Capital Amount” means the cumulative amount of all Capital Contributions by the Brookfield Member as of the date that Intel Member delivers written notice pursuant to Section 2.6(d)(iii) or Section 12.7 of its intention to exercise the Intel Call Right or the Brookfield Default Call.

“Brookfield Majority” means the holders of a majority of the Units held by the Brookfield Member; provided, however, that if the Intel Member exercises a Specified Award Call with respect to less than 100% of the Units held by the Brookfield Member, then the number of Specified Award Call Units shall be excluded from, and shall not be deemed held by the Brookfield Member or counted toward, the Brookfield Majority for any purposes of this Agreement.

“Brookfield Managers” is defined in Schedule 6.1.

“Brookfield Member” means Foundry JV Holdco LLC, a Delaware limited liability company, any of its Affiliates that are Controlled by Brookfield that becomes party hereto or any of their respective successors.

“Brookfield Pro Rata Excess Payment Credits” means, at the time of determination, an amount of Excess Payment Credits equal to the product of (a) the quotient of (i) the number of Units held by the Brookfield Member at such time divided by (ii) the aggregate number of Units issued and outstanding at such time, multiplied by (b) the amount of Excess Payment Credits outstanding at such time.

“Brookfield Qualified Transferee” means a Person that (a) is engaged, or is an Affiliate of an entity that is engaged, in investing in infrastructure (including energy, transmission, oil and gas, roads, bridges, datacenters and other long lived assets with predictable cashflows) or real estate assets (or the owners thereof), the total value of which assets exceeds $1 billion, (b) is not, and is not an Affiliate of, an entity primarily engaged in activist investments and (c) is not an Intel Competitor.

“Brookfield ROFO Determination Date” is defined in Section 11.1(c).

“Budgeted Capital Commitment” is defined in Section 2.1.

“Budgeted Capital Contributions” is defined in Section 2.6(c).

“Business Day” means any day (a) other than a Saturday or a Sunday, or (b) in the case of determining a date when any payment is due, any day on which banks in New York, New York are not required or authorized by Law to be closed for business.

“Call Prepayment Election” is defined in Section 12.3.

“Call Price” is defined in Section 12.2(a).

“Call Statement” is defined in Section 12.4(b).

“Called Units” is defined in Section 12.1.

“Capital Account” is defined in Section 3.1.

“Capital Call” is defined in Section 2.6(a).

“Capital Contribution” means, with respect to any Member, the sum of (a) the amount of cash plus (b) the Fair Value of any other property (net of liabilities assumed or to which the property is subject) at the time of contribution, in each case contributed, or deemed to be contributed, to the Company with respect to the Unit held by such Member pursuant to this Agreement.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that any lease that would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842 shall not be a Capital Lease. For the avoidance of doubt, the Lease Agreement shall not be deemed to be a Capital Lease.

“Certificate of Formation” is defined in the Recitals.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change Order” is defined in the EPC Contract.

“CHIPS Act” means sections 9901-9907 of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, as amended (15 U.S.C. §§ 4651-4657), and sections 101-107 of the CHIPS and Science Act of 2022 (H.R. 4346), as in effect on the Contribution Agreement Execution Date.

“Closing Date” is defined in the Contribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commerce” is defined in Section 16.6(a).

“Company” means the limited liability company formed in connection with this Agreement and the filings of the Certificate of Formation in accordance with the Act.

“Company Accounts” means, collectively, the Construction Account, the Operating Account, the Incentive Account and the Extraordinary Proceeds Account.

“Company Net Liabilities” means, at the time of determination, any Liabilities of the Company other than (a) those set forth in Section 4.1(b)(i)(1)(A) and (B), (b) indemnification obligations for which any Member is required to make an Indemnity Payment Contribution or (c) costs of the Company to the extent arising from the Investor Liabilities.

“Company-Created IP” is defined in Section 2.8(a).

“Confidential Information” is defined in Section 8.5(a).

“Confidentiality Provisions” is defined in Section 16.6(b).

“Construction Account” is defined in Section 4.1(a).

“Contribution Agreement” is defined in the Recitals.

“Contribution Agreement Execution Date” means August 22, 2022.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Cram-Down Contribution” is defined in Section 2.6(d)(ii).

“Cram-Down Units” is defined in Section 2.6(d)(ii).

“Cure Period End Date” is defined in Section 12.7.

“DCSA” means the Defense Counterintelligence and Security Agency.

“Deemed Budgeted Contribution” is defined in Section 2.6(e)(ii).

“Dispute Notice” is defined in Section 4.1(e).

“Disqualification Trigger” is defined in Section 12.6(a).

“Distribution” means cash or property (valued at its Fair Value and net of liabilities assumed or to which the property is subject, in each case at the time of distribution) distributed or paid by the Company to a Member in respect of the Member’s Units whether by liquidating distribution, dividend, redemption or repurchase by the Company of any Units or otherwise.

“Economic Incentives” means the sources of support or incentives from federal, state or local government, from economic development entities, from private entities as part of an overall Economic Incentives arrangement, or from electric, gas, water, or wastewater service providers, in each case, in effect under applicable Law as of the time of determination and related to or affecting the semiconductor industry, manufacturing, or the Arizona Fab, including, without limitation, the CHIPS Act (2021), the CHIPS Act (2022), the FABS Act and any applicable Arizona legislation. Economic Incentives include, without limitation, the incentives set forth on Schedule EI.

“Enacting Regulations” means the final regulations implementing the CHIPS Act and the FABS Act.

“Enumerated Payments” has the meaning set forth in Schedule EP.

“EPC Contract” means the Engineering, Procurement and Construction Contract, dated as of August 22, 2022, by and between the Company and Intel.

“EPC Work-in-Progress” means any work-in-progress in respect of the Arizona Fab contributed by the Intel Member on or about the date hereof, the Fair Value of which shall be equal to any credit against the Contract Price afforded to the Company by Contractor (each as defined in the EPC Contract as of the date hereof) in respect of such work-in-progress.

“Equity Commitment Letter” means the Equity Commitment Letter, dated as of August 22, 2022, by and among Brookfield Infrastructure Fund V-A, L.P., Brookfield Infrastructure Fund V-B, L.P., Brookfield Infrastructure Fund V-C, L.P., Brookfield Infrastructure Fund V (ER) SCSp and the Brookfield Member.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Evaluation Period” is defined in Section 12.6(a).

“Ex-Im Laws” is defined in the Contribution Agreement.

“Excess Contribution Amount” means, as of any date of determination, an amount equal to (a) the Fair Value of the Capital Contribution made by Intel Member in connection with the closing of the transactions contemplated by the Contribution Agreement, minus (b) an amount that is the product of (i) 51%, multiplied by (ii) all Scheduled Construction Contributions contemplated to be contributed on or before the Closing Date minus (c) at the time of determination, all amounts previously used as an Offset Credit; provided that, if the difference of clause (a) minus clause (b) minus clause (c) is negative, the Excess Contribution Amount shall be deemed equal to zero.

“Excess Payment Credits” is defined in the O&M Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and applicable rules and regulations thereunder.

“Exempted Person” means (a) the Intel Member, Intel and each of their respective shareholders, members, Affiliates, directors and officers and (b) the Brookfield Member, Brookfield and each of their respective shareholders, members, Affiliates, directors and officers, excluding, in each of clauses (a) and (b), the Company and any of its respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries.

“Existing Debt Facilities” is defined in Section 8.7(c).

“Extraordinary Proceeds” means, collectively, all cash and cash equivalents received by the Company and its controlled Subsidiaries (other than amounts required to be deposited or held in the Construction Account, the Operating Account or the Incentive Account), it being understood and agreed that Extraordinary Proceeds shall include all damages (other than Enumerated Payments) and indemnification payments under the Main Project Agreements.

“Extraordinary Proceeds Account” is defined in Section 4.1(f).

“FABS Act” means Senate Bill 2107 (Facilitating American-Built Semiconductors Act), (June 17, 2021), in substantially the form presented as of the Contribution Agreement Execution Date.

“Fair Value” means (i) as applied to any asset of any kind or nature that is set forth on Schedule 2.1, the fair market value of such asset as set forth next to such asset, and (ii) as applied to any other asset:

(a) as applied to any asset constituting cash or cash equivalents, the amount of such cash or cash equivalents;

(b) as applied to any asset constituting publicly traded securities that may be immediately sold in the public markets without any restrictions or limitations, the average, over a period of twenty-one (21) calendar days consisting of the date of valuation and the twenty (20) consecutive Business Days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such securities are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization;

(c) as applied to any assets other than cash, cash equivalents, or publicly traded securities that may be immediately sold in the public markets without any restrictions or limitations, the fair market value of such assets, as determined by the Board, which shall take into account any factors that it reasonably deems relevant; provided, that in the case of in-kind Capital Contributions, such determination to be subject to Schedule 6.4; provided, further, that if such consent is required pursuant to Schedule 6.4 but not obtained, the Company shall retain a Valuation Firm in order to determine the fair market value of such asset in accordance with the calculation method set forth in this definition, and such Valuation Firm’s determination shall be considered the “Fair Value” for the purposes of this definition.

“Financial Investor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in other Persons.

“Fiscal Quarter” means the fiscal quarter of Intel, which shall be the same as the fiscal quarter of the Company.

“Fiscal Year” means the fiscal year of Intel, which shall be the same as the fiscal year of the Company.

“Fixed Amount” is defined in Section 12.2(a)(ii).

“FOCI” is defined in Section 16.9.

“Forced Company Sale” is defined in Section 12.1.

“Forced Transfer Units” is defined in Section 12.1.

“Government Contract” means any contract that is between a Member or any Member Subsidiary, on one hand, and a Governmental Entity, on the other hand, or entered into by any Member or any Member Subsidiary as a subcontractor at any tier in connection with a contract between another Person and a Governmental Entity.

“Governmental Entity” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal, mediator, arbitrator or arbitral body, or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Handover Date” is defined in the O&M Agreement.

“Hedging Agreements” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.

“Imputed Underpayment Amount” means (i) any “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of U.S. federal, state, local or non-U.S. tax law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any costs, interest, penalties or additions to tax with respect to any such adjustment, (ii) any amount not described in clause (i) (including any costs, interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of the provisions of Code Sections 6221 through 6241 (or any corresponding or similar provision of U.S. federal, state, local or non-U.S. tax law), and/or (iii) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of the provisions of Code Sections 6221 through 6241 (or any corresponding or similar provision of U.S. federal, state, local or non-U.S. tax law), including any costs, interest, penalties or additions to tax with respect to such amounts.

“Incentive Account” is defined in Section 4.1(d).

“Indebtedness” of a Person means (a) all indebtedness of such Person for money borrowed whether short-term or long-term and whether secured or unsecured, (b) reimbursement obligations in respect of letters of credit issued for the account of such Person, (c) obligations under capital leases, (d) obligations for the deferred purchase price of goods or services (other than account payables incurred in the ordinary course of business and other than contingent obligations in the control of the Company); (e) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (f) indebtedness of the types referred to in clauses (a) through (e) above of another Person which is guaranteed by such Person or secured by the assets of such Person.

“Indemnity Payment Contribution” is defined in Section 16.8.

“Intel” means Intel Corporation, a Delaware corporation.

“Intel Call Notice” is defined in Section 12.4(a).

“Intel Call Right” is defined in Section 12.1.

“Intel Competitor” has the meaning set forth in Schedule IC.

“Intel HoldCo” is defined in the Contribution Agreement.

“Intel IP” is defined in Section 2.8(b).

“Intel Majority” means the holders of a majority of the Units held by the Intel Member, including the Units acquired by the Intel Member pursuant to the Contribution Agreement and any other Units subsequently acquired by the Intel Member.

“Intel Manager” is defined in Schedule 6.1.

“Intel Member” means Intel until the Intel HoldCo Contribution Time and thereafter Intel HoldCo, or any Affiliates that are Controlled by Intel which become party hereto, or any of their respective successors.

“Intel Offer” is defined in Section 11.1(b).

“Intel Parent Guaranty” is defined in Section 16.10.

“Intellectual Property” means all common law or statutory intellectual property and industrial property rights of every kind and description throughout the world, whether registered or not, including all (i) patents and patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in software (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets, including in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) Internet domain names, (vii) all rights in other similar intangible assets, anywhere in the world, and (viii) all applications and registrations for the foregoing.

“Investor Liability” means any costs of the Company to the extent arising or resulting from (a) the action or failure to act of the Brookfield Member, its Affiliates, its and its Affiliates’ investors, its financing sources, and its and their respective Representatives, including the Brookfield Managers (collectively, “Brookfield Parties”), other than to the extent (i) such action (or failure to act solely if such failure to act is permitted pursuant to this Agreement or any other related agreement to which the Brookfield Member is party) is the exercise of a right or entitlement, or the performance of an obligation, under this Agreement or any other agreement to which the Brookfield Member is party or (ii) such costs arise or result from the willful misconduct, bad faith, negligence or a breach of any contractual obligations by the Intel Member, its Affiliates, its and its Affiliates’ investors, its financing sources, and its and their respective Representatives; (b) any litigation, claim or other dispute brought against or involving the Company by a Brookfield Party, to the extent the claims of such Brookfield Party are finally determined pursuant to a final, non-appealable order by a court or arbiter of competent jurisdiction to be without merit; (c) transfers by the Brookfield Member and financing support provided to the Brookfield Member; or (d) the Brookfield Member’s failure to fund a Budgeted Capital Contribution (including Overrun Commitments).

“Investor Liability Contributions” is defined in Section 4.1(e).

“Investor Liability Notice” is defined in Section 4.1(e).

“IPO Restructuring” is defined in Section 10.6.

“IRR” means, with respect to calculating the Priority Distribution to the Intel Member, as of any date of determination, the discount rate at which the net present value of all of the Unbudgeted Capital Contributions to the Company on and after the initial date of this Agreement to the date of determination and the Priority Distribution to the Intel Member through such time equals zero, calculated for each such date that an investment was made in the Company from the actual date such investment was made and for any Priority Distribution, from the date such Priority Distribution was received by the Intel Member. Internal rate of return shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating an internal rate of return as reasonably determined by the Intel Member).

“Knowledge of Brookfield” is defined in the Contribution Agreement.

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, order, or permit, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Lease Agreement” means the Lease Agreement, dated as of November 22, 2022, by and between the Company and Intel.

“Liabilities” means all liabilities of the Company which, in accordance with generally accepted accounting principles in the United States, should be carried as liabilities on the balance sheet of the Company.

“Lien” means any lien, mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Lock-Up Date” is defined in Section 10.2(a)(iv).

“Longstop Date” means the date which is eighteen (18) calendar months after the Handover Date.

“Main Project Agreements” means, collectively, the EPC Contract, the O&M Agreement, the Wafer Supply Agreement, the Administrative Services Agreement and the Lease Agreement.

“Maximum Fixed Amount” is defined in Section 12.2(a)(ii).

“Member of the Immediate Family” means, with respect to any natural person, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Member is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Board, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Members” means the Persons listed as Members on Schedule 2.1 and any other Person that both acquires any Unit and is admitted to the Company as a Member, in each case so long as such Person continues to hold any Unit or Units.

“Net Profit” and “Net Loss” are defined in Section 4.5(a).

“NISPOM” means the National Industrial Security Program Operating Manual, DoD Manual 5220.22-M as codified in 32 C.F.R. part 117 et seq., including any applicable provisions of supplements, amendments or revised editions thereof.

“NISPOM Requirements” is defined in Schedule 6.1.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of August 22, 2022, by and between the Company and Intel.

“O&M Agreement Initial Term Date” means the last day of the Initial Term (as defined in the O&M Agreement) (or, if later, the date on which all amounts due and payable by Operator on or prior to such date are paid in full, excluding contingent indemnification and other provisions, that, by their express terms, survive payment obligations under the O&M Agreement).

“Offered Units” is defined in Section 11.1.

“Offset Credit” is defined in Section 4.1(c)(ii).

“Operating Account” is defined in Section 4.1(b).

“Operator” is defined in the O&M Agreement.

“Operator True-Up Payment” is defined in the O&M Agreement.

“Original Pro Rata Share” is defined in the Recitals.

“Overrun Commitments” means $400,000,000.

“Overrun Contributions” is defined in Section 2.6(c).

“Partnership Representative” is defined in Section 9.1.

“Pass-Through Entity” is defined in Section 15.10.

“Permitted Indebtedness” means Indebtedness (a) for obligations incurred under the Transaction Documents; (b) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of an entity’s business operation so long as such trade accounts are not more than ninety (90) calendar days past due; (c) purchase money or obligations under any Capital Lease to the extent incurred in the ordinary course of business to finance items of equipment not comprising an integral part of the Arizona Fab; provided, that (A) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (B) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $50,000,000; (d) to the extent constituting Indebtedness, obligations pursuant to any performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business and (e) customary Indebtedness in respect of banking services (e.g., overdraft and netting services).

“Permitted Liens” means (a) liens imposed by any governmental authority for any tax, assessment or other charge to the extent not yet past due and payable, unless being contested in good faith by appropriate proceedings and for which appropriate amounts have been reserved on the Company’s books and records in accordance with GAAP; (b) materialmen’s, mechanics’, warehousemen’s, workers’, repairmen’s, employees’ or other like liens arising in the ordinary course of business or in the restoration, repair or replacement of the project, in each case for amounts not yet due unless being contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP; (c) liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith; (d) easements, covenants, conditions, right of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of such real property in the ordinary course of business; (f) zoning and other land use governmental rules of any municipality or governmental authority that do not materially interfere with the construction, development, operation or maintenance of the project; (g) rights of owners, lessors or grantors of interests in real property pursuant to the terms of the applicable real property agreements; (h) liens securing the obligations permitted under clause (c) of Permitted Indebtedness; and (i) liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and not adversely impacting the operation of the Arizona Fab.

“Permitted Transferee” is defined in Section 10.2.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Pre-Completion Production Costs” is defined in the EPC Contract.

“Prime Plus Rate” means a rate per annum which equal to the lesser of (a) a rate which is five percent (5%) above the annual rate of interest published daily in The Wall Street Journal as the “Prime Rate (base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks)” or (b) the maximum rate from time to time permitted by applicable Law.

“Priority Distribution” is defined in Section 4.1(b)(ii)(2).

“Pro Rata Share” means, at the time of determination, with respect to any Member, the percentage determined by dividing (a) the number of Units held by such Member at such time by (b) the aggregate number of Units issued and outstanding at such time.

“Proceeding” is defined in Section 14.4(a).

“Project Execution Plan” means the construction budget and payment timeline set forth on Schedule 2.1.

“Qualifying Structure” is defined in Section 12.6(a).

“Quarterly Date” means a Business Day not more than five (5) and not less than two (2) Business Days following the end of each Fiscal Quarter.

“Quarterly Services Fee” is defined in the Administrative Services Agreement.

“Quarterly True-Up Payments” is defined in the O&M Agreement.

“Regulatory Allocations” is defined in Section 4.6.

“Reimbursable Expenses” is defined in the O&M Agreement.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Access Areas” means the clean room portions of the Arizona Fab, as determined by the Company, and any other locations where wafers undergo manufacturing and processing steps.

“Restricted Person” means a Person that is (i) from any country listed, or to be listed and awaiting addition to, country group D:1, D:5, E:1, or E:2 in Supplement No. 1 to 15 C.F.R. Part 740, or (ii) listed on the Entity List, Denied Persons List, Unverified List, or Military End User List maintained by the U.S. Department of Commerce.

“ROFO Consideration Period” is defined in Section 11.1(c).

“ROFO Notice” is defined in Section 11.1(a).

“ROFO Period” is defined in Section 11.1(b).

“Sanctioned Person” is defined in the Contribution Agreement.

“Sanctions” is defined in the Contribution Agreement.

“Scheduled Construction Contribution” is defined in Section 2.6(b).

“Scope of Work” is defined in the EPC Contract.

“Securities Act” means the U.S. Securities Act of 1933 and applicable rules and regulations thereunder.

“Special Distribution Amount” means the amount set forth on Schedule SD.

“Specified Act” means, collectively, the CHIPS Act and the FABS Act.

“Specified Award” means any quantifiable award of funding or other quantifiable economic benefit that would be available to the Company (or Intel or its Affiliates on behalf of the Company) under a Specified Act (including any Advanced Manufacturing Investment Credit set forth in Section 107 of the CHIPS Act) in connection with the development, construction or ownership of the Arizona Fab, in each case, in the maximum amount that would be available to Intel or its Affiliates absent a Disqualification Trigger.

“Specified Award Call” is defined in Section 12.6(c).

“Specified Award Call Amount” means an amount, calculated as of the date of the closing of the exercise of the Specified Award Call, equal to:

(a) the applicable unlevered call price set forth on Schedule SA (the “Specified Award Unlevered Price”); less

(b) the lesser of (i) the amount set forth on Schedule SA (the “Specified Award Maximum Fixed Amount”) and (ii) any outstanding liabilities of the Brookfield Member (if less than the Specified Award Maximum Fixed Amount), excluding, in the case of clause (i) and (ii), Breakage Costs and any ordinary course payment obligations under Hedging Agreements arising under the Transferable Liabilities; plus

(c) the sum of (i) all Breakage Costs and ordinary course payment obligations under Hedging Agreements and (ii) all documented out-of-pocket third-party costs and expenses incurred by the Brookfield Member or its Affiliates in connection with the transactions contemplated by the Transaction Documents, including the costs of outside legal counsel (whether incurred in connection with diligence matters, the negotiation of the Transaction Documents, in connection with any suit brought by the Brookfield Member or its Affiliates if the Intel Member fails to promptly pay the Specified Award Call Amount when due, or otherwise), lender fees and expenses, financial advisors and accountants.

“Specified Award Call Units” is defined in Section 12.6(c).

“Specified Award Maximum Fixed Amount” is defined in the definition of “Specified Award Call Amount”.

“Specified Award Unlevered Price” is defined in the definition of “Specified Award Call Amount”.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control any managing director, general partner or Board of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substantial Completion Date” is defined in the EPC Contract.

“Third Party” means any Person other than Intel, the Intel Member, the Brookfield Member, Brookfield and any of their respective Affiliates.

“Transaction Documents” means, collectively, the Contribution Agreement, the Main Project Agreements, the Equity Commitment Letter and the Intel Parent Guaranty.

“Transfer” means: (a) when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, assignment, or any other transfer (including the creation of any derivative or synthetic interest, but expressly excluding pledges and liens), and (b) when used as a verb, to voluntarily (whether in fulfillment of contractual obligation or otherwise), directly or indirectly, sell, dispose, hypothecate, assign, or otherwise transfer (including by creating any derivative or synthetic interest, but expressly excluding pledges and liens) or any other similar participation or interest, in any case, whether by operation of Law or otherwise; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning.

“Transfer Balance” is defined in Section 4.1(c)(i).

“Transfer Election” is defined in Section 4.1(c)(i).

“Transfer Election Notice” is defined in Section 4.1(c)(i).

“Transferable Liabilities” means Indebtedness for borrowed money in a principal amount not in excess of the applicable Fixed Amount, together with permitted Hedging Agreements relating thereto, and Breakage Costs with respect to such Indebtedness and Hedging Agreements (but not, for the avoidance of doubt, Breakage Costs with respect to any Indebtedness in excess of the applicable Fixed Amount or Hedging Agreements not permitted hereunder).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code as such regulations may be amended from time to time.

“Unbudgeted Capital Call” is defined in Section 2.6(e).

“Unbudgeted Capital Contribution” is defined in Section 2.6(e).

“Unbudgeted Costs” is defined in Section 2.6(e).

“Unfunded Amount” is defined in Section 2.6(d)(i).

“Unit” is defined in Section 2.2.

“Unlevered Call Price” is defined in Section 12.2(a)(i).

“Valuation Firm” means a nationally recognized, third-party valuation firm (i.e., a firm that is not an Affiliate of either the Intel Member or the Brookfield Member) reasonably satisfactory to both the Intel Member and the Brookfield Member.

“Wafer Price Adjustment” is defined in the Wafer Supply Agreement.

“Wafer Supply Agreement” means the Wafer Supply Agreement, dated as of August 22, 2022, by and between the Company and Intel.

Schedule 2.1

MEMBERS OF THE COMPANY

[Omitted.]

PROJECT EXECUTION PLAN

[Omitted.]

Schedule 6.1

BOARD

[Omitted.]

Schedule 6.4

CERTAIN APPROVAL RIGHTS

[Omitted.]

Schedule 10.4

CERTAIN TRANSFER RESTRICTIONS

[Omitted.]

Schedule 12.2(a)(i)

UNLEVERED CALL PRICE

[Omitted.]

Schedule 12.2(a)(ii)

MAXIMUM FIXED AMOUNT

[Omitted.]

Schedule 14.1

BUSINESS OPPORTUNITIES

[Omitted.]

Schedule EI to Exhibit A

ECONOMIC INCENTIVES

[Omitted.]

Schedule EP to Exhibit A

ENUMERATED PAYMENTS

[Omitted.]

Schedule IC to Exhibit A

INTEL COMPETITOR

[Omitted.]

Schedule SA to Exhibit A

SPECIFIED AWARD CALL AMOUNT

[Omitted.]

Schedule SD to Exhibit A

SPECIAL DISTRIBUTION AMOUNT

[Omitted.]